EXHIBIT 99.1

Item 6. Selected Financial Data

The following table presents selected consolidated financial data for each of the last five fiscal years. The selected consolidated historical balance sheet data as of each of the years ended December 31, 2008 and 2007 and the selected consolidated statement of operations data for each of the years ended December 31, 2008, 2007 and 2006 is derived from our consolidated financial statements audited by Deloitte & Touche LLP included herein.  The selected consolidated historical balance sheet data as of each of the years ended December 31, 2006, 2005 and 2004 and the selected consolidated statement of operations data for each of the years ended December 31, 2005 and 2004 is derived from our consolidated financial statements audited by Deloitte & Touche LLP which are not included herein.

Our selected historical results of operations include:

•	the results of operations from Nordural since we acquired it in April 2004;
•	our equity in the earnings of our 50% joint venture investments in Gramercy Alumina LLC and St. Ann Bauxite Ltd. since we acquired an interest in those companies in October 2004;
•	the results of operations from our 130,000 mtpy expansion of Grundartangi which became operational in the fourth quarter of 2006;
•	the results of operations from our 40,000 mtpy expansion of Grundartangi which became operational in the fourth quarter of 2007; and,
•	our equity in the earnings of our 40% joint venture investments in Baise Haohai Carbon Co. since we acquired an interest in that company in April 2008.

Our results for these periods and prior periods are not fully comparable to our results of operations for fiscal year 2008 and may not be indicative of our future financial position or results of operations.  The information set forth below should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data” and notes thereto.

	Year Ended December 31,
	2008(1)	2007(2)	2006 (3)	2005 (4)	2004 (5)

Net sales	$1,970,776	$1,798,163	$1,558,566	$1,132,362	$1,060,747
Gross profit	311,624	363,463	348,522	161,677	185,287
Operating income	168,557	303,543	309,159	126,904	160,371
Net income (loss)	(895,187)	(105,586)	(44,976)	(119,990)	31,891
Earnings (loss) per share:
Basic	$(20.00)	$(2.84)	$(1.39)	$(3.73)	$1.09
Diluted	$(20.00)	$(2.84)	$(1.39)	$(3.73)	$1.08

Dividends per common share	$0.00	$0.00	$0.00	$0.00	$0.00
Total assets	$2,035,358	$2,566,809	$2,171,038	$1,660,671	$1,330,778
Total debt (6)	435,515	402,923	735,288	628,353	474,418
Long-term debt obligations (7)	275,000	250,000	559,331	488,505	330,711

	Year Ended December 31,
	2008(1)	2007(2)	2006 (3)	2005 (4)	2004 (5)
Other information:
Shipments – Primary aluminum:
Direct shipment pounds (000)	1,173,563	1,171,889	1,152,617	1,153,731	1,179,824
Toll shipment pounds (000)	598,446	518,945	346,390	203,967	138,239
Average realized price per pound:
Direct shipments	$1.23	$1.13	$1.09	$0.86	$0.83
Toll shipments	$0.89	$0.91	$0.88	$0.67	$0.62
Average LME price per pound	$1.167	$1.197	$1.166	$0.861	$0.778
Average Midwest premium per pound	$0.042	$0.031	$0.055	$0.056	$0.068

(1)
Net income (loss) includes an after-tax charge of $742.1 million (net of gain on settlement), or $16.58 per basic share for mark-to-market losses on forward contracts that do not qualify for cash flow hedge accounting, a $515.1 million tax adjustment to establish reserves on deferred tax assets, or $11.51 per basic share, a $94.9 million charge, or $2.12 per basic share for goodwill impairment and an inventory write down to market value of $55.9 million ($1.14 per basic share).

(2)	Net income (loss) includes an after-tax charge of $328.3 million, or $8.83 per basic share for mark-to-market losses on forward contracts that do not qualify for cash flow hedge accounting.
(3)
Net income (loss) includes an after-tax charge of $241.7 million, or $7.46 per basic share for mark-to-market losses on forward contracts that do not qualify for cash flow hedge accounting and by a gain on the sale of surplus land.

(4)	Net income (loss) includes an after-tax charge of $198.2 million, or $6.17 per basic share for mark-to-market losses on forward contracts that do not qualify for cash flow hedge accounting.
(5)	Net income (loss) includes an after-tax charge of $30.4 million, or $1.06 per basic share for a loss on early extinguishment of debt.
(6)	Total debt includes all long-term debt obligations and any debt classified as short-term obligations, including, current portion of long-term debt, the IRBs and the 1.75% convertible senior notes.
(7)	Long-term debt obligations are all payment obligations under long-term borrowing arrangements, excluding the current portion of long-term debt.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We produce primary aluminum.  The aluminum industry is cyclical and the price of primary aluminum (which trades as a commodity) is determined by global supply and demand.  The key determinants of our results of operations and cash flow from operations are as follows:

•	Our selling price is based on the LME price of primary aluminum and is influenced by regional premiums and at certain times by fixed price sales contracts.

•	In normal circumstances our facilities operate at or near capacity, and fluctuations in volume, other than through curtailments, acquisitions or expansion, generally are small.

•
The principal components of cost of goods sold are alumina, electrical power, labor and carbon products, which in aggregate were in excess of 75% of the 2008 cost of goods sold.  Many of these costs are governed by long-term contracts.

Shipment volumes, average realized price and cost of goods sold per pound shipped are our key performance indicators.  Revenue can vary significantly from period to period due to fluctuations in the LME and Midwest price of primary aluminum.  Any adverse changes in the conditions that affect shipment volumes or the market price of primary aluminum could have a material adverse effect on our results of operations and cash flows.  Fluctuations in working capital are influenced by shipments, the LME and Midwest price of primary aluminum and by the timing of cash receipts from major customers and disbursements to our suppliers.

Cost of goods sold could exhibit significant variation in the near-term as the price of certain raw material fall (lowering our cost of goods sold) and our facilities potentially operate at less than full capacity (increasing our cost of goods sold).  Fluctuations in the cost of alumina in our U.S. facilities are expected as the pricing in these contracts is variable and, except for the Gramercy alumina contract, based on LME prices.  Power contracts for our U.S. facilities primarily provide for fixed priced power through 2010, subject to possible adjustments for fuel costs in Mt. Holly and adjustments in tariff rates in Ravenswood, were the plant to resume operations.  Power contract pricing for Nordural is variable and based on LME prices.

Approximately 30% of Hawesville’s power requirements (141 MW) are unpriced in 2009 and 2010 and power rates for the unpriced portion are expected to be higher than those under our current long-term power contracts.  We are working with Big Rivers Electric Corporation and Kenergy Corporation on a proposal that would restructure and extend Hawesville’s existing power supply contract from 2009 through 2023.  The proposed new long-term power contract was filed with the Kentucky Public Service Commission in December 2008.  The contract would provide all of Hawesville’s power requirements through 2023 at cost-based pricing.  The parties involved expect the transaction to close in the second quarter of 2009.

Recent Events

The crisis in financial and credit markets has led to a pronounced downturn in global economic activity and is expected to be long in duration. The global market for commodities has deteriorated in line with the decline in the global economy. Declining demand for aluminum products in developed and developing nations, increasing stocks on the LME and other locations, and a general lack of confidence in future economic conditions, have combined to produce an unprecedented decline in the LME price for aluminum. The average LME price has fallen 62% from its high on July 11, 2008 ($3,292 per metric ton) to February 20, 2009 ($1,264 per metric ton), with the rate of decline accelerating in the fourth quarter of 2008. This decline represents one of the most, if not the most, substantial and rapid decline in the history of recorded LME prices. The average LME price for primary aluminum dropped 53% in the second half of 2008 and, at December 31, 2008, was approximately 38% lower than at December 31, 2007. At February 20, 2009, the LME price for primary aluminum was $1,264 per metric ton, or 16% lower than at December 31, 2008. At recent primary aluminum prices, we believe at least two-thirds of global primary aluminum capacity, including all of our domestic facilities, is operating below cash breakeven. While this has led to significant production curtailments, industry experts believe supply still outweighs weakened demand, as evidenced in the continuing increase in inventories in LME warehouses.

During the last several months, the primary aluminum industry has responded to these circumstances.  All but a few projects aimed at bringing significant new capacity on-stream during the next several years have been cancelled or suspended. Significant in-place capacity has been curtailed.  Based on public announcements, industry experts and our own market information, we believe more than 6 million metric tons of capacity (representing approximately 16% of global capacity) has been announced for closure in 2009. We expect additional cuts to be announced and implemented in the near future as supply still exceeds demand.

At recent primary aluminum prices, none of our U.S. smelting capacity is profitable on a cash basis. Recently, we have seen certain operating costs begin to decrease. The pricing under our alumina contracts at Ravenswood and Mt. Holly and our power contract at Grundartangi are linked to the LME price for primary aluminum. As a result, such costs have fallen. In addition, based upon discussions with our major suppliers, we believe certain of our other costs will decline in 2009 versus 2008. However, other operating expenses may not decrease to any meaningful extent or, in certain cases, may even increase.

It is our intention, through a combination of cost reduction actions and accessing of additional financial liquidity, to strengthen our position from which to address current and forecasted weak market conditions. We believe the weak conditions and pricing environment will continue through 2009, until stimulative global fiscal measures and the return of a more typical supply/demand equilibrium results in any meaningful increase in primary aluminum prices.

As described above, we believe primary aluminum producers are generally responding to the current global economic crisis by significantly curtailing production at existing facilities and suspending construction of new facilities. We believe it will take time for primary aluminum producers to resume production at plants at which they have curtailed production with cost disadvantaged facilities unlikely to restart. In addition, we expect little new capacity will enter production during the next several years, and sponsors of these postponed projects will not restart them until confidence returns relating to future economic conditions. The construction period for a major expansion or a new greenfield plant outside of China is several years. For these reasons, industry experts believe that conditions in the primary aluminum industry are likely to be strong once global economic conditions improve.

Cost Reduction Actions

As the rapid and significant deterioration in industry conditions in the second half of 2008 became evident, we began taking actions to reduce our overall cost base. During 2008, all discretionary capital spending was cancelled; the 2009 budget for capital expenditures is essentially zero, other than spending required for safe operations or compliance, which requires the approval of our Chief Operating Officer. We believe capital spending in 2009, excluding the modest activity which will continue on the Helguvik, Iceland, greenfield project (see discussion below), will be approximately $15 million compared to $54 million in 2008. We have ceased all discretionary operations-related spending at our production facilities. We have significantly reduced our SG&A spending. These actions are expected to result in an approximate 35% decrease in annualized SG&A spending as compared to 2008. Based on current operating conditions, we believe SG&A will total approximately $31 million in 2009 compared to $48 million in 2008.  Such reduction is expected to result in approximately $13 million of cash savings.

Recently, we announced and began implementation of significant cost reduction actions at our production facilities. At Ravenswood, we curtailed all operations of the plant in February 2009. We made this decision due to Ravenswood’s high operating cost in relation to our other facilities. Ravenswood’s aluminum production capacity is 170,000 mtpy.  See “Recent Developments - Ravenswood Curtailment” below.

We have also implemented an initial personnel reduction across our U.S. salaried workforce, and will make additional reductions as conditions warrant. In addition, we continue to analyze other significant potential cost reduction actions including curtailments of operations at other facilities.

Construction activity at our greenfield smelter project near Helguvik, Iceland, has been reduced to a modest level, pending an ongoing review of the project. We believe conditions in Iceland remain in place that makes this one of the most attractive locations in the world for primary aluminum production.  Subject to the project review, as well as ongoing discussions with the major constituencies in Iceland, we will proceed with a modest amount of construction and engineering activity during the coming months. We are actively working with the Government of Iceland to support an Investment Agreement, through legislation, providing governmental support for our Helguvik project similar to the one that was in place for our Grundartangi plant. This investment agreement, if accepted, would provide governmental support for the Helguvik project through, among other measures, establishing a ceiling on the tax rate payable by our Helguvik operations. In December 2008 we agreed to a prospective form of Investment Agreement with the Ministry of Industries of the Government of Iceland. Before this Investment Agreement becomes effective, an Enabling Act must be enacted by the Icelandic Parliament adopting necessary legislative changes to enable the government to enter into the Investment Agreement. In addition, the European Surveillance Authority must approve the transaction. We expect that the Icelandic Parliament will consider the Investment Agreement as early as the first quarter of 2009. On January 26, 2009, the Prime Minister of Iceland announced his resignation and that of his cabinet and called for a general election to select a new Parliament and Prime Minister. On January 27, 2009, the Icelandic president asked the Social Democratic party to form a new government. The Social Democratic party led a minority government formed with the Left Green party.  The Left Green party has generally been less supportive of aluminum projects than the parties leading the prior government.  However, to date the minority government has accepted the Helguvik project.  On February 27, 2009, this new Icelandic government agreed to forward the Enabling Act to the Parliament for enacting. We have no assurance that the Enabling Act will be passed or if passed, will be in the form agreed to by us. We expect that capital expenditures on this project during the first half of 2009 will be in the range of $25 to $30 million until and unless a decision is made to restart major construction and engineering activities. This amount includes approximately $19 million for deferred payments to suppliers. All other business development activities have been suspended.

Recent Developments

Ravenswood Curtailment

At Ravenswood, we suspended production of one potline in December 2008, representing approximately 42,500 mtpy, or approximately 25% of the plant’s capacity and recorded charges of approximately $2 million for employee severance costs. We also agreed to reduce deliveries to Alcan, our major customer at Ravenswood.  In addition, we issued a WARN Act notice on December 17, 2008, commencing a 60-day process which, at its conclusion led to the curtailment of operations of the entire plant on February 20, 2009. We initiated this process due to Ravenswood’s high operating cost in relation to our other facilities and the continued decline in the LME from December 17, 2008 through February 2009.  Ravenswood’s aluminum production capacity is 170,000 mtpy.

We expect to record approximately $27 million to $28 million in net charges related to the curtailment of Ravenswood's operations in February 2009 (the "Curtailment").   Included in the charge is approximately $26 million to $28 million for employee severance costs (including pension plan curtailments); $7 million to $8 million in contract termination and other costs associated with the Curtailment; and a gain of approximately $8 million related to other postemployment benefits plan curtailments.  We are currently evaluating the effect of the Ravenswood operations on the net carrying value of property, plant and equipment which was $80.4 million at December 31, 2008.

As a result of the curtailment of Ravenswood, we expect to incur cash losses of approximately $15 million to $20 million in 2009 to sell excess alumina that will be received under our alumina supply agreement that expires December 31, 2009.  This estimate is based on current LME prices for primary aluminum which our alumina contracts prices are based on, current reported spot prices received for sale of alumina and the expectation that a portion of this material will be available to be used in our other smelting operations.

We estimate that future cash expenditures related to the curtailment will be approximately $32 million over the next 24 months.  In addition, we expect to incur cash losses of $15 million to $20 million in connection with the sale of excess alumina, discussed above.  We estimate that ongoing activities at Ravenswood following the curtailment will result in future cash expenditures over the next 24 months of $20 million to $25 million.

Equity Offering

In February 2009, we completed a public equity offering of 24,500,000 shares of common stock at a price of $4.50 per share.  We received approximately $104.7 million in net proceeds (after underwriting discounts and commissions of approximately $5.5 million).  In addition, we incurred offering expenses of approximately $0.7 million from this offering.

We intend to use the net proceeds from the sale of our common stock for general corporate purposes, including repayment of debt.

Unwind of foreign currency forward contracts

During 2008, we entered into foreign currency forward contracts to hedge our exposure to fluctuations in the Icelandic ISK for our forecasted operations at Grundartangi and forecasted capital expenditures for the Helguvik project. In October 2008, following the substantial devaluation of the ISK versus the U.S. dollar, we reached an agreement with our counterparties and settled the remaining forward contracts that extended through September 2009.  This settlement encompassed all of our remaining foreign currency forward contracts. We paid our counterparties approximately $30.2 million, an amount based on the intrinsic values of the contracts as determined by the forward curve on the date of settlement.  The losses on the settlement of our forecasted operations costs were recorded in other comprehensive income and will be recognized in earnings over the original term of the forward contracts through September 2009.  The losses on the effective portion of the settlement of our forecasted capital expenditures for Helguvik were recorded in other comprehensive income and will be capitalized and recognized in earnings over the useful life of the Helguvik assets. We recognized losses of $15.8 million in the fourth quarter of 2008 on the ineffective portions of the forward contracts associated with the forecasted Helguvik capital expenditures. The ineffective portion of these forward contracts represents forward contract positions in excess of the revised forecast of Helguvik future capital expenditures.

Final payment made for termination of forward financial sales contracts

In October 2008, we made the final $25 million principal payment to Glencore in connection with the termination of primary aluminum forward financial sales contracts entered into in November 2004 and June 2005 with Glencore for the years 2006 through 2010 and 2008 through 2015, respectively. On July 7, 2008, Century and Glencore agreed to terminate the Financial Sales Contracts upon the payment by Century to Glencore of cash (with a portion being deferred) and upon the issuance by Century to Glencore of 160,000 shares of non-voting preferred stock, which shares are convertible under certain circumstances into common stock at a conversion ratio of 100 shares of common stock per each share of Series A Convertible Preferred Stock.  See Note 4 Termination Transaction and Note 13 Shareholders Equity Note — Preferred Stock in the Consolidated Financial Statements included herein for additional information.  As of February 20, 2009, Glencore beneficially owned 155,787 shares of our Series A Convertible Preferred Stock, which are convertible under certain circumstances into 15,578,718 shares of common stock.  As of February 20, 2009, we believe that Glencore is the beneficial owner of approximately 38.1% of our issued and outstanding common stock.

Together, the shares of our common stock and preferred stock beneficially owned by Glencore give Glencore an approximate 48.9% economic ownership of Century.  Subject to certain limited exceptions, Glencore has agreed not to vote more than 28.5% of our voting securities nor, subject to certain limited exceptions, acquire more than 28.5% of our voting securities until April 8, 2009.  We have agreed with Glencore that if we make a widely distributed public offering for cash and Glencore is not permitted to maintain at least a 47% economic ownership of us, Glencore can purchase in the open market enough voting securities to maintain up to its 47% economic ownership interest. Following the closing of our public offering of common stock on July 16, 2008, Glencore purchased shares of our common stock in the open market to maintain its economic interest at 47%. As a result of such purchases, Glencore increased its beneficial ownership of our common stock to approximately 30.2%. Per the terms of the original agreement, Glencore agreed that any voting securities held by Glencore in excess of 28.5% until April 8, 2009, will be voted by our Board of Directors.  Upon Glencore’s participation in our January 2009 equity offering, we entered into an agreement with Glencore to amend the terms of our Standstill and Governance Agreement to increase the percentage of our voting securities that Glencore may acquire prior to April 7, 2009 and to allow Glencore to exercise voting rights with respect to any shares of our common stock it purchased in the January 2009 offering.  As a result, currently until April 7, 2009 Glencore has voting rights with respect to approximately 37% of the outstanding voting securities and thereafter would voting rights with respect to approximately 38.1% of our outstanding voting securities.  Subject to certain limited exceptions, from April 8, 2009 to January 7, 2010, Glencore may not acquire more than 49% of our voting securities. Glencore also has agreed to forego or restrict certain actions until April 8, 2009, including unsolicited business combination proposals, tender offers, proxy contests and sales of its common and preferred shares. We have given Glencore registration rights whereby we have agreed, from time to time, subject to certain restrictions, to register with the Securities and Exchange Commission the offer and sale of the common stock into which the preferred shares are convertible. For additional information about the Series A Convertible Preferred Stock, see Note 13 Shareholders Equity Note — Preferred Stock in the Consolidated Financial Statements included herein.

Results of Operations

The following discussion reflects our historical results of operations, which do not include results from:

•	the 130,000 mtpy expansion capacity of Grundartangi until it was completed in the fourth quarter of 2006;
•	the 40,000 mtpy expansion of Grundartangi until it was completed in the fourth quarter of 2007;
•	our results for 2008 also do not reflect the February 2009 curtailment of Ravenswood’s remaining three potlines; and,
•	our equity in the earnings of our 40% joint venture investments in Baise Haohai Carbon Co. since we acquired an interest in April 2008.

Accordingly, the results for fiscal years 2007 and 2006 are not fully comparable to the results of operations for fiscal year 2008.  Our historical results are not indicative of our current business.  You should read the following discussion in conjunction with our Consolidated Financial Statements included herein.

The following table sets forth, for the years indicated, the percentage relationship to net sales of certain items included in our Statements of Operations.

	Percentage of Net Sales
	2008	2007	2006
Net sales	100.0%	100.0%	100.0%
Cost of goods sold	(84.2)	(79.8)	(77.6)
Gross profit	15.8	20.2	22.4
Selling, general and administrative expenses	(2.4)	(3.3)	(2.5)
Goodwill impairment	(4.8)	—	—
Operating income	8.6	16.9	19.9
Interest expense	(1.6)	(2.2)	(2.8)
Interest income (expense) – related parties	(0.1)	—	—
Interest income	0.4	0.6	0.1
Loss on early extinguishment of debt	—	(0.2)	—
Other income (expense)	(0.1)	—	0.4
Net loss on forward contract	(37.8)	(28.3)	(25.0)
Loss before income taxes and equity in earnings of joint ventures	(30.6)	(13.2)	(7.4)
Income tax (expense) benefit	(15.7)	6.5	3.5
Loss before equity in earnings of joint ventures	(46.3)	(6.7)	(3.9)
Equity in earnings of joint ventures	0.9	0.9	1.1
Net loss	(45.4)%	(5.8)%	(2.8)%

The following table sets forth, for the periods indicated, the shipment volumes and the average sales price per pound shipped:

	Primary Aluminum
	Direct (1)
	Metric tons	Pounds (000)	$/pound
2008	532,320	1,173,563	$1.23
2007	531,561	1,171,889	$1.13
2006	522,819	1,152,617	$1.09
	Toll (2)
	Metric tons	Pounds (000)	$/pound
2008	271,451	598,446	$0.89
2007	235,390	518,945	$0.91
2006	157,120	346,390	$0.88

(1)	Direct shipments do not include toll shipments from Grundartangi.
(2)
Grundartangi expansion capacity start-up began in February 2006.  Annual production of 220,000 mtpy was reached in the fourth quarter of 2006.  Annual production of 260,000 mtpy was reached in the fourth quarter of 2007.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net sales:  Net sales for the year ended December 31, 2008 increased $172.6 million to $1,970.8 million.  Higher price realizations for primary aluminum in the year ended December 31, 2008, contributed $97.1 million to the sales increase.  The monthly average LME cash prices for 2008 were down 3% from the monthly average LME cash prices in 2007.  Despite this decline, we averaged higher price realizations in 2008 because our cash flow hedges, which were in a loss position and lowered our realized prices, expired in January 2008.  Additional net sales volume contributed $75.5 million to the sales increase.  Direct shipments increased 1.7 million pounds from the same period in 2007 and toll shipments increased 79.5 million pounds from the same period in 2007 due to the Grundartangi expansion capacity that came on-stream during 2007

Gross Profit:  For the year ended December 31, 2008, gross profit decreased $51.8 million to $311.6 million.  Improved price realizations, net of LME-based alumina and LME-based power contract cost increases, improved gross profit by $75.5 million.  Increased shipment volume contributed $29.9 million in additional gross profit.  Offsetting these gains were $157.2 million in net cost increases comprised of:  increased power and natural gas costs at our U.S. smelters, $19.9 million; increased costs for maintenance, supplies and materials, $39.1 million; increased costs for our non-LME-based alumina, $29.2 million; increased net amortization and depreciation charges, primarily at Grundartangi, $5.9 million; and other cost increases, $7.2 million.  Due to the rapid drop in LME prices in the fourth quarter of 2008, the market value of our inventory at December 31, 2008 was significantly below its cost basis, resulting in a charge to inventory and thus a reduction in gross profit of $55.9 million.

Selling, general and administrative expenses:  Selling, general and administrative expenses for the year ended December 31, 2008 decreased $11.7 million to $48.2 million.  Most of the decrease in 2008 was due to the absence of non-capitalized expenses related to the Helguvik project that occurred in 2007.

Goodwill impairment:  As a result of the goodwill impairment test performed at December 31, 2008, the entire balance of goodwill associated with the 2004 purchase of the Grundartangi facility, $94.8 million, was written off.

Interest expense- third party:  Interest expense for the year ended December 31, 2008 decreased $7.9 million to $31.8 million. The decrease in interest expense was due to the retirement of Nordural’s outstanding debt in 2007.

Interest income- third party:  Interest income for the year ended December 31, 2008 decreased by $3.3 million to $7.8 million.  The decrease in interest income is a result of lower interest rates and average cash and short-term investment balances during 2008.

Net loss on forward contracts:  For the year ended December 31, 2008, the net loss on forward contracts was $744.4 million compared to a net loss on forward contracts of $508.9 million for 2007. The losses reported for the years ended December 31, 2008 and 2007 were primarily a result of mark-to-market losses associated with our long term financial sales contracts with Glencore that did not qualify for cash flow hedge accounting.  In July, 2008, we terminated these contracts, recording a net gain of $162.0 million ($172.4 million, net of $10.4 million in transaction costs).

In 2008, cash settlement of the financial sales contracts that did not qualify for cash flow hedge treatment accounted for $115.0 million of the net loss.  In addition, we recorded a net loss on forward contracts of $15.8 million on the ineffective portion of our ISK cash flow hedges and a net gain on forward contracts of $2.2 million related to the LME component of our power contract at the Ravenswood facility.  The remaining $778.6 million in net loss were unrealized losses as of the date our outstanding financial sales contracts that did not qualify for cash flow hedge accounting were terminated.  These amounts were offset by a $0.8 million gain in 2008 for non-cash settlements of physical delivery sales contracts that are accounted for as derivatives and marked-to-market.

In 2007, cash settlement of the financial sales contracts that did not qualify for cash flow hedge treatment accounted for $98.3 million of the net loss.  The remaining $411.0 million in net loss were unrealized losses related to our outstanding financial sales contracts that did not qualify for cash flow hedge accounting that were due for settlement in 2008 through 2015.  These amounts were offset by a $0.4 million gain for non-cash settlements of physical delivery sales contracts that are accounted for as derivatives and marked-to-market.

Tax provision:  The changes in the income tax provision were a result of changes in the level of earnings and losses within the various tax jurisdictions in which we operate, changes in the current year’s effective tax rate and a change in the West Virginia tax law.  In addition, we recorded a tax charge of $536.3 million in 2008 as a valuation allowance against certain deferred tax assets.  A significant portion of these deferred tax assets were created by the losses on our long term financial sales contracts with Glencore.  A valuation allowance was required because our current estimates of future U.S. taxable income do not support the utilization of the deferred tax assets.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Net sales:  Net sales for the year ended December 31, 2007 increased $239.6 million to $1,798.2 million.  Higher price realizations for primary aluminum in the year ended December 31, 2007, due to improved LME prices for primary aluminum, contributed $67.1 million to the sales increase.  Additional net sales volume contributed $172.5 million to the sales increase.  Direct shipments increased 19.3 million pounds from the same period in 2006, primarily due to the temporary shutdown of a potline in August 2006, and toll shipments increased 21.8 million pounds from the same period in 2006 due to the Grundartangi expansion capacity that has come on-stream since September 2006.

Gross Profit:  For the year ended December 31, 2007, gross profit increased $14.9 million to $363.4 million.  Improved price realizations, net of LME-based alumina and LME-based power contract cost increases, improved gross profit by $13.1 million.  Increased shipment volume contributed $60.0 million in additional gross profit.  Partially offsetting these gains were $58.2 million in net cost increases comprised of:  increased power costs at our U.S. smelters, $14.0 million; increased costs for maintenance, supplies and materials, $18.2 million; increased costs for our non-LME-based alumina, $11.0 million; increased net amortization and depreciation charges, primarily at Grundartangi, $8.8 million; and other cost increases, $6.2 million.

Selling, general and administrative expenses:  Selling, general and administrative expenses for the year ended December 31, 2007 increased $20.6 million to $59.9 million.  Approximately 55% of the increase is due to spending on the proposed Helguvik project, and the reminder of the increase is due primarily to compensation related expenses, outside professional support and expenses incurred for business development activities.

Interest expense – third party:  Interest expense for the year ended December 31, 2007 decreased $3.6 million to $39.7 million. The decrease in interest expense is due to the retirement of Nordural’s outstanding debt in 2007 and offset by lower interest capitalized on the Grundartangi expansion during 2007.

Interest income:  Interest income for the year ended December 31, 2007 increased by $9.1 million to $10.8 million.  The increased interest income is a result of higher average cash and short-term investment balances during 2007 due to proceeds of the equity offering, improved operating results and reduced investing activities for the Nordural expansion, offset by the repayment of Nordural’s outstanding debt.

Net loss on forward contracts:  For the year ended December 31, 2007, the net loss on forward contracts was $508.9 million compared to a net loss on forward contracts of $389.8 million for 2006. The losses reported for the years ended December 31, 2007 and 2006 were primarily a result of mark-to-market losses associated with our long term financial sales contracts with Glencore that do not qualify for cash flow hedge accounting.  Cash settlement of financial sales contracts that do not qualify for cash flow hedge treatment accounted for $98.3 million of the 2007 net loss and accounted for $54.2 million of the 2006 net loss.  The remaining $411.0 million in net loss for 2007 are unrealized losses related to our outstanding financial sales contracts that do not qualify for cash flow hedge accounting that are due for settlement in 2008 through 2015, offset by a $0.4 million gain for non-cash settlements of physical delivery sales contracts that are accounted for as derivatives and marked-to-market.

Tax provision:  The changes in the income tax provision were a result of changes in the level of earnings and losses within the various tax jurisdictions in which we operate, changes in the current year’s effective tax rate and a change in the West Virginia tax law.  We recorded a tax benefit of $8.3 million in 2007 to increase the carrying amount of deferred tax assets as a result of the West Virginia tax law change.

Liquidity and Capital Resources

Liquidity

Our financial position and liquidity have been and will continue to be materially adversely affected by declining aluminum prices. If prices remain at current levels or continue to decline, we will have to take additional actions to reduce costs, including significant curtailment of our operations and/or raise additional financing, in order to have the liquidity required to operate through 2010, and there can be no assurance that these actions will be sufficient.

Our principal sources of liquidity are available cash, cash flow from operations and available borrowings under our revolving credit facility.  We have also raised capital through the sales of our equity in 2007, 2008 and in February 2009.  We are continuously exploring alternative or supplementary financing arrangements to the revolving credit facility. Our principal uses of cash are operating costs, payments of principal and interest on our outstanding debt, the funding of capital expenditures, working capital, investments in related businesses and other general corporate requirements.

As of December 31, 2008, we had $435.5 million of indebtedness outstanding, consisting of $152.7 million of convertible senior notes ($175 million principal amount of our 1.75% convertible senior notes net of $22.3 million debt discount), $250 million principal amount of our 7.5% senior notes, $7.8 million under our industrial revenue bonds and $25 million borrowed under our revolving credit facility.  Our revolving credit facility and the indenture governing our senior notes each contain various covenants that restrict the way we conduct our business and limit our ability to incur debt, pay dividends and engage in transactions such as acquisitions and investments, among other things, which may impair our ability to obtain additional liquidity and pursue our growth strategy.  More information concerning the various debt instruments and our borrowing arrangements is available in Note 10 to the Consolidated Financial Statements included herein.

Our ability to pay interest and to repay or refinance our indebtedness, including our senior notes and convertible notes and to satisfy other commitments, will depend upon our future operating performance, which is subject to general economic, financial, competitive, legislative, regulatory, business and other factors, including market prices for primary aluminum, that are beyond our control and access to additional sources of liquidity. Accordingly, there is no assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to repay or service our debt obligations or to fund our other liquidity needs. If we are unable to meet our debt obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional debt or equity capital. There can be no assurance that we would be able to accomplish those actions on satisfactory terms or at all.

Our consolidated cash and short-term investment balance at January 31, 2009 was approximately $154 million. This amount includes $25 million borrowed under our revolving credit facility during the fourth quarter of 2008 and invested in highly rated short-term securities.  During February 2009, we repaid the borrowing under our revolving credit facility and completed a public offering of 24.5 million shares of our common stock with net proceeds to us of approximately $104.7 million after underwriter discounts and commissions and before other offering costs.  Pro forma for the revolving credit facility repayment and the common stock offering proceeds, our cash and short-term investment balance at January 31, 2009 would have been $235 million.  We believe the current availability under our revolving credit facility is $35 million.  This availability has been reduced by the reduced value of our inventory and the curtailment of operations at the Ravenswood facility.  Additionally, our revolving credit facility will mature in September 2010, and the holders of our $175 million principal amount of convertible notes have an option to require us to repurchase all or any portion of these securities at par in August 2011 and to require us to settle in cash as market prices up to the principal amount of the convertible notes upon conversion, which may occur at any time.  Each of these events which will increase our liquidity needs.

Our U.S. operations are not cash flow positive at recent aluminum prices and our Icelandic operations are breaking even.  We completed an equity offering in January 2009 to provide additional liquidity.  Forecasts of primary aluminum prices for 2009 recently published by various industry analysts have generally been in the range of $1,550 to $1,650 per metric ton.  Assuming the lower end of this range, and taking into account our current balance of cash and short-term investments, availability under our revolving credit facility and the proceeds of the January 2009 offering and other operating and financial assumptions, we would expect to have sufficient liquidity to fund our operations for approximately the next 18 months.  If primary aluminum prices were to remain on average at or around recent levels of $1,350 per metric ton, we would expect such liquidity would be sufficient to fund our operations through the end of 2009.  We believe we also have options to further curtail operations.  The result of such actions would, at recent metal prices, reduce our cash losses and thus improve our liquidity, even after accounting for the cost of implementing such actions.  Actual results could differ materially from our estimates if aluminum prices are different, any of our key assumptions as to our production levels and operating costs prove incorrect, we cannot obtain the liquidity we expect, changes in Icelandic rules limit our access to cash flow from our Icelandic operations, or due to any of the factors described under Item 1A, “Risk Factors” included herein.

Potential Additional Sources of Liquidity

While we do not have other committed sources of capital, we believe we have identified potential alternative sources of liquidity in the near term in addition to our cash balances and short-term investments.  Upon the possible closing of a new long-term power contract for Hawesville, we expect to receive a cash payment of $45 million; the possible closing is expected by the second quarter of 2009. This closing is subject to contractual conditions, which include obtaining the approvals of federal and state regulatory agencies; and we cannot assure whether or when the closing will occur.  In February 2009, we received $10.1 million refund from the Internal Revenue Service (“IRS”) for estimated federal income taxes paid in respect of the 2008 tax year.  On February 24, 2009, we filed a carry back refund claim under Section 6411 of the Internal Revenue Code of 1986, as amended, seeking refunds in the amounts of $56.3 million and $28.1 million, respectively, for federal income taxes paid in respect of the 2006 and 2007 tax years.  Both of these claims relate, in part, to the federal income tax loss generated upon the termination in July 2008 of our forward financial sales contracts. We believe that the IRS is obligated to pay this claim within 90 days of our filing or it must begin to accrue interest on the claim. There can be no assurance that the IRS will pay the claim within the required period rather than accruing interest on the claim. Furthermore, if the claims are timely paid by the IRS, they could be subject to further challenge by the IRS in a subsequent audit proceeding, in which case we may be required to return to the IRS some or all of the refund and pay interest on the returned amount.

Given the state of the financial and credit markets and our current and expected liquidity and capital resource needs, we are exploring a variety of financing transactions.  These may include equity, equity-linked and short and/or long-term debt financings on a secured or unsecured basis by Century, its subsidiaries or a combination of Century and its subsidiaries.  We may also explore project financings and nontraditional structures that could include an offering of securities or loans by a subsidiary on a nonrecourse basis.  We might also explore exchange offers with our existing security holders and transactions with our outstanding securities given their secondary market trading prices.  If we were to affect equity or equity-linked securities offering, it might result in dilution to existing shareholders.  If we were to incur debt, we would become more leveraged and would have higher interest expense.  We cannot assure you that, if we pursue any of these transactions, that we will be successful in completing a transaction on attractive terms or at all.

Credit Rating Downgrades

Two major credit rating agencies have recently changed the status of our ratings on a general basis and of our specific debt securities. On January 30, 2009, Standard & Poor’s removed their CreditWatch and downgraded our credit rating to “B” with a negative outlook from “BB-“.  Standard & Poor’s has stated that the downgrade reflects their expectation that operating results will deteriorate over the next several quarters due to continued low aluminum prices that are unlikely to show significant improvement until general economic activity picks up globally and high inventory levels are reduced.  According to Standard & Poor’s, an obligation rated “B” is more vulnerable to nonpayment than obligations rated “BB”, but the obligor currently has the capacity to meet its financial commitment on the obligation.  Adverse business, financial, or economic conditions will likely impair the obligor's capacity or willingness to meet its financial commitment on the obligation.  On December 17, 2008, Moody’s Investors Service downgraded our credit rating to “B2” from “Ba3” and kept our ratings under review for further possible downgrade. Moody’s has stated the “B2” corporate family rating reflects Moody’s expectation that earnings and cash flow will be pressured by the impact of substantially lower aluminum prices on our higher cost U.S. operations.  According to Moody’s, obligations rated “B” are considered speculative and subject to high credit risk. A security rating is not a recommendation to buy, sell or hold securities, it may be subject to revision or withdrawal at any time by the assigning rating organization and each rating should be evaluated independently of any other rating. These recent actions by Standard & Poor’s and Moody’s, and any further actions the credit rating agencies may take, could negatively impact our ability to access liquidity in the credit and capital markets in the future and could lead to worsened trade terms, increasing our liquidity needs.

Capital Resources

We intend to finance our future capital expenditures from available cash, our cash flow from operations and from future capital raising.  We may be unable to issue additional debt or equity securities, or to issue these securities on attractive terms, due to a number of factors including a lack of demand, unfavorable pricing, poor economic conditions, unfavorable interest rates, or our financial condition or credit rating at the time. Continued turbulence in the U.S. and international markets and economy may adversely affect our liquidity, our ability to access the capital markets and our financial condition. If additional capital resources are unavailable, we may further curtail construction and development activities.

Capital expenditures for 2008 were $124.9 million, $80.3 million of which was related to the expansion projects at Grundartangi and the Helguvik project, with the balance principally related to upgrading production equipment, improving facilities and complying with environmental requirements.  We believe capital spending in 2009, excluding the modest activity which will continue on the Helguvik greenfield project, will be approximately $15 million compared to $54 million in 2008.

In light of current global financial and economic conditions, we are reviewing our capital plans and reducing, stopping or deferring all non-critical capital expenditures in our existing smelters. We have made and continue making modest capital expenditures for the construction and development of our new Helguvik smelter project. In 2008, we expended approximately $71 million in capital expenditures for the Helguvik greenfield project.  From inception through December 31, 2008, we expended approximately $83 million for Helguvik.  We are currently evaluating the Helguvik project’s cost, scope and schedule in light of the global economic crisis and weakening commodity prices. During this evaluation process, we have significantly reduced spending on the project; we expect that capital expenditures on this project during 2009 will be in the range of $25 to $30 million until and unless a decision is made to restart major construction and engineering activities. This amount includes approximately $19 million for deferred payments to suppliers.  See Item 1A, “Risk Factors — Construction at our Helguvik smelter site is under review” included herein.

Historical

Our Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006 are summarized below:

	2008	2007	2006
	(dollars in thousands)
Net cash (used in ) provided by operating activities	$(665,438)	$(5,755)	$185,353
Net cash used in investing activities	(159,731)	(108,571)	(211,937)
Net cash provided by financing activities	893,607	78,923	105,197
Net change in cash	$68,438	$(35,403)	$78,613

Net cash used in operating activities in 2008 was $665.4 million, which included a net $266.5 million source of cash for the sale of short-term investments and a use of $1,315.3 million as payment for the termination of fixed price forward financial sales contracts.  This was partially offset by increased cash from operations due to improved price realizations and the additional shipment volume from Grundartangi compared to the same period in 2007.

Net cash used in operating activities in 2007 was $5.8 million, which included a net $280.2 million use of cash for the purchase of short-term investments.  Such investments generally yield higher returns than cash or other money market instruments.  If we had not used cash to purchase those investments, our net cash from operations would have increased due to improved price realizations and the additional shipment volume from Grundartangi compared to the same period in 2006.

Net cash from operating activities of $185.4 million in 2006 was $50.5 million higher than the same period in 2005.  This increase was a direct result of improved price realizations and the added margin contributions from the expansion capacity at Grundartangi.

Net cash used in investing activities in 2008 was $159.7 million, an increase of $51.1 million from 2007.  This increase was due primarily to higher expenditures for the Helguvik greenfield project and investments in and advances made to joint ventures.

Net cash used in investing activities in 2007 was $108.6 million, a decrease of $103.4 million from 2006.  This decrease was due primarily to lower expenditures for the Grundartangi expansion project.

Net cash used in investing activities in 2006 was $211.9 million of which $193.5 million were expenditures on the Grundartangi expansion project, $23.6 million for purchases of property, plant and equipment, $7.8 million proceeds from the sale of property, plant, and equipment and restricted and other cash deposits during the year of $2.6 million.

Net cash provided by financing activities during 2008 was $893.6 million.  We received $929.5 million in net proceeds from the issuance of preferred stock in connection with the settlement of fixed price primary aluminum financial sales contracts.  We received $443.7 million in net proceeds from the issuance of common stock from our equity offering in July 2008 and the exercise of stock options.  We used the proceeds of the equity offering and available cash to pay $505.2 million to a related party for a deferred settlement associated with the termination of financial sales contracts.  In addition, we borrowed $35.0 million and repaid $10.0 million from our revolving line of credit and recognized a $0.6 million tax benefit from our share-based compensation programs.

Net cash provided by financing activities during 2007 was $78.9 million.  We received $417.8 million in net proceeds from the issuance of common stock from our equity offering in June 2007 and the exercise of stock options.  We borrowed an additional $30.0 million for the Grundartangi expansion project.  This amount was offset by principal payments of $369.4 million on Nordural debt, which included $200.0 million from the proceeds of the equity offering in June 2007.

Net cash provided by financing activities during 2006 was $105.2 million, a decrease of $38.8 million from the previous year.  During 2006, we borrowed $109.0 million under Nordural’s term loan facility and repaid $8.7 million, consisting of payments of $8.1 million for the repayment of the revolving credit facility and $0.6 million for other miscellaneous debt payments.  We received proceeds of $3.5 million from the issuance of common stock and realized a $1.4 million tax benefit from our share-based compensation programs.

Critical Accounting Estimates

Our significant accounting policies are discussed in Note 1 of the Consolidated Financial Statements.  The preparation of the financial statements requires that management make judgments, assumptions and estimates in applying these accounting policies.  Those judgments are normally based on knowledge and experience about past and current events and on assumptions about future events.  Critical accounting estimates require management to make assumptions about matters that are highly uncertain at the time of the estimate and a change in these estimates may have a material impact on the presentation of our financial position or results of operations.  Significant judgments and estimates made by our management include expenses and liabilities related to pensions and other postemployment benefits, deferred tax assets and property, plant and equipment.  Our management has discussed the development and selection of these critical accounting estimates with the audit committee of our board of directors and the audit committee has reviewed our disclosure.

Pension and Other Postemployment Benefit Liabilities

We sponsor several pension and other postemployment benefit plans.  Our liabilities under these defined benefit plans are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and health care inflation rate.

Discount Rate Selection

It is our policy to select a discount rate for purposes of measuring obligations under defined benefit plans by matching cash flows separately for each plan to yields on zero coupon bonds.  We use the Citigroup Pension Liability Index for determining these yields.

The Citigroup Pension Liability Index was specifically developed to meet the criteria set forth in SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions.”  The published information at the end of each calendar month includes spot rate yields (zero coupon bond yield estimates) in half year increments for use in tailoring a discount rate to a particular plan's projected benefit cash flows.  The Citigroup Pension Liability Index rate represents the discount rate developed from these spot rate yields, based on the pattern and duration of the benefit payments of a typical, large, somewhat mature pension plan.

The individual characteristics of each plan, including projected cash flow patterns and payment durations, have been taken into account, since discount rates are determined on a plan-by-plan basis.  We will generally select a discount rate rounded to the nearest 0.25%, unless specific circumstances provide for a more appropriate non-rounded rate to be used.  We believe the projected cash flows used to determine the Citigroup Pension Liability Index rate provide a good approximation of the timing and amounts of our defined benefits payments under our plans and no adjustment to the Citigroup Pension Liability Index rate has been made.

Therefore, as of December 31, 2008, we selected a discount rate of 6.00% for all our pension plans and a discount rate of 5.75% for our other postemployment benefit plans.

A change of a half percentage point in the discount rate for our defined benefit plans would have the following effects on our obligations under these plans in 2008:

Effect of changes in the discount rates on the Projected Benefit Obligations for:	50 basis point increase	50 basis point decrease
	(dollars in millions)
Pension plans	$(6.4)	$7.1
Other postemployment benefit (“OPEB”) plans	$(16.1)	$18.1

Century provides postemployment benefit plans that provide health care and life insurance benefits for substantially all retired employees of our U.S. based operations.  SFAS No. 106 requires the accrual of the estimated cost of providing postretirement benefits during the working careers of those employees who could become eligible for such benefits when they retire. We fund these benefits as the retirees submit claims.

Measurement of our postretirement benefit obligations requires the use of several assumptions about factors that will affect the amount and timing of future benefit payments. The assumed health care cost trend rates are the most critical estimates for measurement of the postretirement benefits obligation.  Changes in the health care cost trend rates have a significant effect on the amounts reported for the health care benefit obligations.

Century assumes medical inflation is initially 10%, declining to 5% over six years and thereafter.  A one-percentage-point change in the assumed health care cost trend rates would have the following effects in 2008:

	1% Increase	1% Decrease
	(dollars in millions)
Effect on total of service and interest cost components	$3.6	$(3.0)
Effect on accumulated postretirement benefit obligation	$39.7	$(31.8)

Deferred Income Tax Assets

We regularly assess the likelihood that deferred tax assets will be recovered from future taxable income.  To the extent we believe that it is more likely than not that a deferred tax asset will or may not be realized, a valuation allowance is established.  When a valuation allowance is established or increased, an income tax charge is included in the consolidated financial statements and net deferred tax assets are adjusted accordingly.  Changes in the tax laws, statutory tax rates and future taxable income levels could result in actual realization of the deferred tax assets being materially different from the amounts provided for in the consolidated financial statements.  If the actual recovery amount of the deferred tax asset is less than anticipated, we would be required to write-off the remaining deferred tax asset and increase the tax provision, resulting in a reduction of net income and shareholders’ equity.

The amount of a valuation allowance is based upon our best estimate of our ability to realize the net deferred tax assets.  A valuation allowance can subsequently be reversed when we believe that the assets are realizable on a more likely than not basis.  We recorded a valuation allowance of $550.2 million against a portion of our deferred tax assets as of December 31, 2008, due to our assessment that it is more likely than not that these assets will not be realized based on our cumulative net losses and unfavorable future market conditions.

Property, Plant and Equipment Impairment

We review our property, plant and equipment whenever events or circumstances indicate that the carrying amount of these assets (asset group) may not be recoverable.  The carrying amount of the assets (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group).  In that case, an impairment loss would be recognized for the amount the carrying amount exceeds the fair value of the assets (asset group), with the fair value determined using a discounted cash flow calculation.  These estimates of future cash flows include management’s assumptions about the expected use of the asset (asset group), the remaining useful life, expenditures to maintain its service potential, market and cost assumptions.

Determination as to whether and how much an asset is impaired involves significant management judgment involving highly uncertain matters, including estimating the future success of product lines, future sales volumes, future selling prices and cost, alternative uses for the assets, and estimated proceeds from the disposal of the assets.  However, the impairment reviews and calculations are based on estimates and assumptions that take into account our business plans and long-term investment decisions at the time of such impairment reviews.

We are currently evaluating the Helguvik project’s cost, scope and schedule, in light of the global economic crisis and weakening commodity prices.  The capital expenditures capitalized through December 31, 2008 related to the Helguvik project is $89.0 million.  In evaluating the construction in progress at Helguvik we considered the costs to complete the construction and the estimated undiscounted future cash flows over the estimated useful life of Helguvik and concluded that the undiscounted future cash flows exceeds the expected cost of constructing the Helguvik project.  If the global economy and commodity prices do not stabilize and we were to not restart construction, we would recognize a loss on our investment at the time that a decision was made to abandon the project.

In February 2009, we curtailed the operations of the Ravenswood facility.  The net carrying value of the asset group at the Ravenswood facility was $80.4 million at December 31, 2008.  If the carrying value of the asset group were to exceed the fair value of the asset group based on the estimated future undiscounted cash flows, we would recognize a loss on all or a portion of the assets at the time.  The estimated future undiscounted cash flows assume that the operations at the Ravenswood facility would resume once LME prices for primary aluminum increase and are sustained.

Goodwill

We recorded $94.8 million of goodwill as a result of the acquisition of Nordural.  We test our goodwill annually for impairment in the second quarter of the fiscal year and at other times whenever events or circumstances indicate that the carrying amount of goodwill may exceed its fair value.  If the carrying value of goodwill exceeds its fair value, an impairment loss will be recognized.  We tested our goodwill again in the fourth quarter due to the worldwide downturn in the primary aluminum market.  At that time, we determined that 100% of the goodwill was impaired and recognized a $94.8 million impairment loss.

The analysis of potential goodwill requires a two-step process and requires significant assumptions about future market conditions.  The first step is the estimation of fair value of the reporting unit.  If step one indicates that impairment potentially exists, the second step is performed to measure the amount of impairment, if any.  Goodwill is impaired when the implied fair value of goodwill is less than its carrying value.

For this analysis, we measured the fair value of the Nordural Grundartangi operating unit using a discounted cash flow model.  Inputs to that analysis include significant estimates about future primary aluminum prices, expected operating costs, expected cash flow assumptions and other material estimates, including the expected service life.  Based on our analysis, the implied fair value of goodwill was less than its carrying value, primarily due to the global economic downturn and significant decrease in commodity prices.  We recorded a non-cash impairment charge of $94.8 million on the statement of operations.

Environmental Expenditures

We have incurred and in the future will continue to incur capital expenditures and operating expenses for matters relating to environmental control, remediation, monitoring and compliance.

The aggregate environmental related accrued liabilities were $0.8 million and $0.8 million at December 31, 2008 and December 31, 2007, respectively.  We believe that compliance with current environmental laws and regulations is not likely to have a material adverse effect on our financial condition, results of operations or liquidity; however, environmental laws and regulations may change, and we may become subject to more stringent environmental laws and regulations in the future.

We expect to incur operating expenses relating to environmental matters of $11 to 12 million in 2009, 2010 and 2011, respectively.  These amounts do not include any projected capital expenditures or operating expenses for our joint ventures.  As part of our general capital expenditure plan, we also expect to incur modest capital expenditures for other capital projects that may, in addition to improving operations, reduce certain environmental impacts.  See Note 17 Commitments and Contingencies to the Consolidated Financial Statements included herein.

Other Contingencies

We are a defendant in several actions relating to various aspects of our business. While it is impossible to predict the ultimate disposition of any litigation, we do not believe that any of these lawsuits, either individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or liquidity. See Item 3, “Legal Proceedings.” and Note 17 Commitments and Contingencies to the Consolidated Financial Statements included herein for additional information.

Recently Issued Accounting Standards

Information regarding recently issued accounting pronouncements is included in Note 1 of the Consolidated Financial Statements included herein.

Contractual Obligations

In the normal course of business, we have entered into various contractual obligations that will be settled in cash. These obligations consist primarily of long-term debt obligations and purchase obligations.  The expected future cash flows required to meet these obligations are shown in the table below.  More information is available about these contractual obligations in the notes to the Consolidated Financial Statements included herein.

	Payments Due by Period
	Total	2009	2010	2011	2012	2013	Thereafter
	(dollars in millions)
Long-term debt (1)	$458	$—	$25	$—	$—	$—	$433
Estimated interest payments (2)	156	22	22	22	22	22	46
Purchase obligations (3)	2,657	403	391	306	306	249	1,002
OPEB obligations (4)	118	8	9	10	11	12	68
Other liabilities (5)	80	26	21	7	5	4	17
Total	$3,469	$459	$468	$345	$344	$287	$1,566

(1)
Long-term debt includes principal repayments on the senior notes, convertible notes, the IRBs and outstanding balances on the revolving credit facility and is based on the assumption that all outstanding debt instruments will remain outstanding until their respective due dates.  The holders of our 1.75%convertible notes have an option to require us to repurchase all or any portion of these securities at par in August 2011 and to require us to settle in cash as market prices up to the principal amount of the convertible notes upon conversion, which may occur at any time.

(2)
Estimated interest payments on our long-term debt are based on several assumptions, including an assumption that all outstanding debt instruments will remain outstanding until their respective due dates.  Our estimated future interest payments for any debt with a variable rate are based on the assumption that the December 31, 2008 rate for that debt continues until the respective due date.

(3)
Purchase obligations include long-term alumina, electrical power contracts and anode contracts.  Nordural's power contracts and our domestic alumina contracts, except for our Gramercy alumina contract, are priced as a percentage of the LME price of primary aluminum.  We assumed an LME price consistent with the LME forward market at December 31, 2008.  Our Gramercy long-term alumina contract has variable cost-based pricing. The Gramercy refinery is currently operating at a reduced production capacity. We used Gramercy production and cost forecasts to calculate the expected future cash flows for this contract.  A portion of certain Nordural anode contracts are denominated in euros. We assumed a $1.30/euro conversion rate to estimate the obligations under these contracts.

(4)	Includes the estimated benefit payments for our OPEB obligations through 2018, which are unfunded.
(5)
Other liabilities include our expected severance benefit cost for the Ravenswood curtailment, SERB benefit payments, workers' compensation benefit payments, settlement payments and asset retirement obligations and uncertain tax positions.  Expected benefit payments for the SERB plans, which are unfunded, are included for 2009 through 2017.  Asset retirement obligations are estimated disposal costs for the potliner in service.  As of December 31, 2008, the gross liability for uncertain tax positions under FIN No. 48 is approximately $21.6 million.  We have not included the remaining FIN No. 48 obligations in the contractual obligations table as we are unable to provide a reasonable estimate of the timing of future settlements.

Item 7A.  Quantitative and Qualitative Disclosures about Market Risk

Commodity Price Sensitivity

We are exposed to price risk for primary aluminum. We manage our exposure to fluctuations in the price of primary aluminum by selling aluminum at fixed prices for future delivery and through financial instruments.  In addition, we manage our exposure to fluctuations in our costs by purchasing certain of our alumina and power requirements under supply contracts with prices tied to the same indices as our aluminum sales contracts (the LME price of primary aluminum). Our risk management activities do not include any trading or speculative transactions.

Forward Physical Delivery Agreements

Long-term Primary Aluminum Sales Contracts

Contract	Customer	Volume	Term	Pricing
Alcan Metal Agreement (1)	Alcan	14 million pounds per month	Through August 31, 2009	Variable, based on U.S. Midwest market
Glencore Metal Agreement I (2)	Glencore	50,000 mtpy	Through December 31, 2009	Variable, LME-based
Glencore Metal Agreement II (3)	Glencore	20,400 mtpy	Through December 31, 2013	Variable, based on U.S. Midwest market
Southwire Metal Agreement (4)	Southwire	240 million pounds per year (high conductivity molten aluminum)	Through March 31, 2011	Variable, based on U.S. Midwest market
Southwire Metal Agreement	Southwire	60 million pounds per year (standard-grade molten aluminum)	Through December 31, 2010	Variable, based on U.S. Midwest market

(1)	A force majeure at the Alcan facility reduced our January 2009 shipments under this contract approximately 3 million pounds.
(2)
We account for the Glencore Metal Agreement I as a derivative instrument under SFAS No. 133.  We have not designated the Glencore Metal Agreement I as “normal” because it replaced and substituted for a significant portion of a sales contract which did not qualify for this designation.  Because the Glencore Metal Agreement I is variably priced, we do not expect significant variability in its fair value, other than changes that might result from the absence of the U.S. Midwest premium.

(3)
We account for the Glencore Metal Agreement II as a derivative instrument under SFAS No. 133.  Under the Glencore Metal Agreement II, pricing is based on then-current market prices, adjusted by a negotiated U.S. Midwest premium with a cap and a floor as applied to the current U.S. Midwest premium.

(4)	The Southwire Metal Agreement will automatically renew for additional five-year terms, unless either party provides 12 months notice that it has elected not to renew.

Long-term Tolling Contracts

Contract	Customer	Volume	Term	Pricing
Billiton Tolling Agreement (1)	BHP Billiton	130,000 mtpy	Through December 31, 2013	LME-based
Glencore Toll Agreement (1)(2)	Glencore	90,000 mtpy	Through July 31, 2016	LME-based
Glencore Toll Agreement (1)	Glencore	40,000 mtpy	Through December 31, 2014	LME-based

(1)
Grundartangi’s tolling revenues include a premium based on the European Union (“EU”) import duty for primary aluminum.  In May 2007, the EU members reduced the EU import duty for primary aluminum from six percent to three percent and agreed to review the new duty after three years.  This decrease in the EU import duty for primary aluminum negatively impacts Grundartangi’s revenues and further decreases would also have a negative impact on Grundartangi’s revenues, but it is not expected to have a material effect on our financial position and results of operations.

(2)	Glencore assigned 50% of its tolling rights under this agreement to Hydro Aluminum through December 31, 2010.

Apart from the Alcan Metal Agreement, Glencore Metal Agreement I, Glencore Metal Agreement II and Southwire Metal Agreement, we had forward delivery contracts to sell 84,047 metric tons and 96,807 metric tons of primary aluminum at December 31, 2008 and December 31, 2007, respectively.  Of these forward delivery contracts, we had fixed price commitments to sell 330 metric tons and 2,818 metric tons of primary aluminum at December 31, 2008 and December 31, 2007, respectively, of which 319 metric tons at December 31, 2008 and none at December 31, 2007 were with Glencore.

Forwards and Financial Purchase Agreements

Financial Sales Agreements

All of the outstanding financial sales contracts were settled in July 2008 in a termination transaction with Glencore.  See Note 4 Termination Transaction in the Consolidated Financial Statements included herein for additional information.  As of December 31, 2008, we had no fixed price financial sales contracts outstanding.  We had no fixed price financial contracts to purchase aluminum at December 31, 2008 or December 31, 2007.  Glencore was the counterparty for all of the primary aluminum financial sales contracts.

Financial Purchase Agreements

Natural Gas

To mitigate the volatility of the natural gas markets, we enter into fixed-price financial purchase contracts, accounted for as cash flow hedges, which settle in cash in the period corresponding to the intended usage of natural gas.

	Natural Gas Financial Purchase Contracts as of:
	(Thousands of MMBTU)
	December 31, 2008	December 31, 2007
2008	—	1,150
2009	3,340	—
Total	3,340	1,150

On a hypothetical basis, a $1.00 per MMBTU decrease in the market price of natural gas is estimated to have an unfavorable impact of $3.3 million after tax on accumulated other comprehensive income for the period ended December 31, 2008 as a result of the forward natural gas financial purchase contracts outstanding at December 31, 2008.

Foreign Currency

We are exposed to foreign currency risk due to fluctuations in the value of the U.S. dollar as compared to the euro, the ISK and the Chinese yuan.  Grundartangi’s labor costs, maintenance costs and other local services are denominated in ISK and a portion of its anode costs are denominated in euros.  As a result, an increase or decrease in the value of those currencies relative to the U.S. dollar would affect Grundartangi’s operating margins.  In addition, we expect to incur capital expenditures for the construction of the Helguvik greenfield smelter project, although we are currently evaluating the Helguvik project’s cost, scope and schedule in light of the global credit crisis and weakening commodity prices.  A significant portion of the capital expenditures for the Helguvik project are forecasted to be denominated in currencies other than the U.S. dollar with a significant portion in ISK.

We manage our foreign currency exposure by entering into foreign currency forward contracts.  During 2008, we purchased foreign currency forward contracts to hedge our foreign currency risk in the ISK associated with a portion of the forecasted operating costs paid in ISK at Grundartangi and for a portion of the forecasted capital expenditures paid in ISK for the Helguvik project.  These forward contracts, which are designated as cash flow hedges and qualify for hedge accounting under SFAS No.133, have maturities through September 2009.  The critical terms of the contracts essentially match those of the underlying exposure.  The effective portion of the forward contracts gain or loss is reported in other comprehensive income, and the ineffective portion will be reported currently in earnings.

Each month, when we settled the foreign currency forward contracts, the realized gain or loss on our cash flow hedges for Grundartangi operating costs are recognized in income as part of our cost of goods sold.  The realized gain or loss for our cash flow hedges for the Helguvik capital expenditures is accumulated in other comprehensive income and will be reclassified to earnings when the project is completed as part of the depreciation expense of the capital assets.

Unwind of foreign currency forward contracts.

In October 2008, following a significant devaluation of the ISK versus the U.S. dollar, we reached an agreement with our counterparties and settled the remaining outstanding forward contracts that extended through September 2009.  This settlement represented all of our remaining foreign currency forward contracts.  We paid our counterparties approximately $30.2 million, an amount based on the intrinsic values of the contracts as determined by the forward curve on the date of settlement.

We recognized losses of approximately $15.8 million in the fourth quarter of 2008 on the ineffective portions of the settled ISK forward contracts for the forecasted Helguvik capital expenditures. The ineffective portion of these forward contracts represents forward contract positions in excess of the revised forecast schedule of Helguvik capital expenditures.

Our metals, foreign currency and natural gas risk management activities are subject to the control and direction of senior management.  These activities are regularly reported to Century’s board of directors.

This quantification of our exposure to the commodity price of aluminum is necessarily limited, as it does not take into consideration our inventory or forward delivery contracts, or the offsetting impact on the sales price of primary aluminum products.  Because all of our alumina contracts, except Hawesville’s alumina contract with Gramercy, are indexed to the LME price for primary aluminum, they act as a natural hedge for approximately 8% of our production.  As of February 28, 2009, approximately 25% of our production for 2009 was hedged by our LME-based alumina contracts, Grundartangi’s electrical power and tolling contracts, and by fixed price forward delivery.

Subprime and Related Risks

Asset-backed securities related to subprime consumer mortgages experienced a significant increase in expected default rates, resulting in a dramatic reduction in asset prices and market liquidity.  Our exposure to these instruments is limited, but we continue to review this exposure.  At present, we believe our exposure is limited to assets in our pension plans that are invested in bond funds.  We believe that approximately 2.5% of our pension assets are invested in various subprime investments.  The approximate value of these assets at December 31, 2008 was $1.5 million.  We do not expect that any defaults would be material to our financial position or results of operations.  Any defaults in these funds would lower our actual return on plan assets and increase the defined benefit plan net loss in other comprehensive income, and subsequently increase our pension expense and future funding requirements as these losses are amortized over the service life of the participants.

At December 31, 2008, we had approximately $13.7 million invested in short-term investments of highly-rated municipal bonds.  The risk associated with these investments is a default by the underlying issuer.  We only invest in highly-rated municipal bonds and we diversify our investment portfolio.  A hypothetical default in our largest position at December 31, 2008 would result in a loss of approximately $6.0 million.

Our primary financial instruments are cash and short-term investments, including cash in bank accounts, other highly-rated money market investments and government securities which are classified as cash equivalents and tax-exempt municipal bonds, which are classified as short-term investments.

Item 8. Financial Statements and Supplementary Data

INDEX TO FINANCIAL STATEMENTS

Page

Reports of Independent Registered Public Accounting Firm	23-24
Consolidated Balance Sheets at December 31, 2008 and 2007	25
Consolidated Statements of Operations for the Years Ended December 31, 2008, 2007 and 2006	26
Consolidated Statements of Shareholders’ Equity for the Years Ended December 31, 2008, 2007 and 2006	27-28
Consolidated Statements of Cash Flows for the Years Ended December 31, 2008, 2007 and 2006	29
Notes to the Consolidated Financial Statements	30-76

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Century Aluminum Company:

We have audited the accompanying consolidated balance sheets of Century Aluminum Company and subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Century Aluminum Company and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16 to the consolidated financial statements, in 2007 the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements have been retrospectively adjusted for the January 1, 2009 adoption of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
February 27, 2009 (October 20, 2009 as to the effect of the January 1, 2009 adoption of the new accounting standard requiring retrospective application described in Note 1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Century Aluminum Company:

We have audited the internal control over financial reporting of Century Aluminum Company and subsidiaries (the "Company") as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A, Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2008 of the Company and our report dated February 27, 2009 (October 20, 2009 as to the effect of the January 1, 2009 adoption of the new accounting standard requiring retrospective application described in Note 1) expressed an unqualified opinion on those financial statements.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
February 27, 2009

CENTURY ALUMINUM COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
	December 31,
	2008	2007
ASSETS
Cash	$129,400	$60,962
Restricted cash	865	873
Short-term investments	13,686	280,169
Accounts receivable — net	60,859	93,451
Due from affiliates	39,062	26,693
Inventories	138,111	175,101
Prepaid and other current assets	99,861	40,091
Deferred taxes — current portion	32,290	69,858
Total current assets	514,134	747,198
Property, plant and equipment — net	1,340,037	1,260,040
Intangible asset — net	32,527	47,603
Goodwill	—	94,844
Deferred taxes – less current portion	—	310,606
Due from affiliates – less current portion	7,599	—
Other assets	141,061	106,518
TOTAL	$2,035,358	$2,566,809
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$102,143	$79,482
Due to affiliates	70,957	216,754
Accrued and other current liabilities	58,777	60,482
Accrued employee benefits costs — current portion	12,070	11,997
Convertible senior notes	152,700	145,108
Industrial revenue bonds	7,815	7,815
Total current liabilities	404,462	521,638
Senior unsecured notes payable	250,000	250,000
Revolving credit facility	25,000	—
Accrued pension benefits costs — less current portion	50,008	14,427
Accrued postretirement benefits costs — less current portion	219,539	184,853
Due to affiliates – less current portion	—	913,683
Other liabilities	33,464	39,643
Deferred taxes	71,805	62,931
Total noncurrent liabilities	649,816	1,465,537
CONTINGENCIES AND COMMITMENTS (NOTE 17)
SHAREHOLDERS’ EQUITY:
Preferred stock (one cent par value, 5,000,000 shares authorized; 155,787 shares issued and outstanding at December 31, 2008)	2	—
Common stock (one cent par value, 100,000,000 shares authorized; 49,052,692 and 40,988,058 shares issued and outstanding at December 31, 2008 and 2007, respectively)	491	410
Additional paid-in capital	2,272,128	889,901
Accumulated other comprehensive loss	(137,208)	(51,531)
Accumulated deficit	(1,154,333)	(259,146)
Total shareholders’ equity	981,080	579,634
TOTAL	$2,035,358	$2,566,809

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
	Year Ended December 31,
	2008	2007	2006
NET SALES:
Third-party customers	$1,474,815	$1,449,750	$1,299,035
Related parties	495,961	348,413	259,531
	1,970,776	1,798,163	1,558,566
Cost of goods sold	1,659,152	1,434,700	1,210,044
Gross profit	311,624	363,463	348,522
Selling, general and administrative expenses	48,223	59,920	39,363
Goodwill impairment	94,844	—	—
Operating income	168,557	303,543	309,159
Interest expense – third party	(31,830)	(39,711)	(43,328)
Interest expense – related parties	(1,145)	—	—
Interest income – related parties	318	—	—
Interest income – third party	7,481	10,790	1,705
Net loss on forward contracts	(744,448)	(508,875)	(389,839)
Loss on early extinguishment of debt	—	(2,461)	—
Other income (expense) — net	(2,178)	(841)	6,898
Loss before income taxes and equity in earnings of joint ventures	(603,245)	(237,555)	(115,405)
Income tax (expense) benefit	(308,848)	116,324	54,346
Loss before equity in earnings of joint ventures	(912,093)	(121,231)	(61,059)
Equity in earnings of joint ventures	16,906	15,645	16,083
Net loss	$(895,187)	$(105,586)	$(44,976)
LOSS PER COMMON SHARE:
Basic and Diluted	$(20.00)	$(2.84)	$(1.39)

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Dollars in thousands)
	Comprehensive Income (Loss)	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
Balance, January 1, 2006		$—	$322	$419,009	$(91,418)	$(95,358)	$232,555
Adjustments for FSP APB 14-1		—	—	32,114	—	(5,326)	26,788
Balance, January 1, 2006 (as adjusted)		$—	$322	$451,123	$(91,418)	$(100,684)	$259,343
Comprehensive income (loss) – 2006
Net loss – 2006	$(44,976)					(44,976)	(44,976)
Other comprehensive income (loss):
Net unrealized loss on financial instruments, net of $57,556 tax	(85,309)
Net amount reclassified to income, net of $(48,734) in tax	83,186
Minimum pension liability adjustment, net of $1,631 in tax	(2,532)
Other comprehensive loss	(4,655)				(4,655)		(4,655)
Total comprehensive loss	$(49,631)
Adjustment to initially apply SFAS No. 158, net of $46,161 tax					(70,499)		(70,499)
Excess tax benefits from share-based compensation				1,394			1,394
Share-based compensation expense				5,582			5,582
Issuance of common stock – compensation plans			3	6,285			6,288
Balance, December 31, 2006		$—	$325	$464,384	$(166,572)	$(145,660)	$152,477
Comprehensive income (loss) – 2007
Net loss – 2007	$(105,586)					(105,586)	(105,586)
Other comprehensive income (loss):
Net unrealized loss on financial instruments, net of $448 tax	7,730
Net amount reclassified to income, net of $(57,773) tax	82,512
Defined benefit plans and other postretirement benefits:
Net gain arising during the period, net of $(15,424) tax	20,730
Prior service cost arising during the period, net of $2 tax	(3)
Amortization of net loss, net of $(2,643) tax	3,553
Amortization of prior service cost, net of $612 tax	(822)
Change in equity in investee other comprehensive income, net of $(2,229) tax:	1,341
Other comprehensive income	115,041				115,041		115,041
Total comprehensive income	$9,455
Adjustment to retained earnings upon adoption of FIN 48						(7,900)	(7,900)
Excess tax benefits from share-based compensation				588			588
Share-based compensation expense				5,962			5,962
Issuance of common stock – compensation plans			2	4,904			4,906
Issuance of common stock – equity offering, net			83	414,063			414,146
Balance, December 31, 2007		$—	$410	$889,901	$(51,531)	$(259,146)	$579,634

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (continued)
(Dollars in thousands)
	Comprehensive Income (Loss)	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
Balance, December 31, 2007		$—	$410	$889,901	$(51,531)	$(259,146)	$579,634
Comprehensive income (loss) – 2008
Net loss – 2008	$(895,187)					(895,187)	(895,187)
Other comprehensive income (loss):
Net unrealized loss on financial instruments, net of $0 tax	(34,334)
Net gain reclassified to income, net of $(2,206) tax	(3,442)
Net amount of foreign currency cash flow hedges reclassified as income, net of $0 tax	18,892
Defined benefit plans and other postretirement benefits:
Net loss arising during the period, net of $0 tax	(62,842)
Amortization of net loss, net of $(1,215) tax	2,170
Amortization of prior service cost, net of $429 tax	(766)
Change in equity in investee other comprehensive income, net of $0 tax:	(5,355)
Other comprehensive loss	(85,677)				(85,677)		(85,677)
Total comprehensive loss	$(980,864)
Excess tax benefits from share-based compensation				657			657
Share-based compensation expense				4,381			4,381
Issuance of common stock – compensation plans			2	6,544			6,546
Issuance of preferred stock		2		929,478			929,480
Conversion of preferred stock to common stock			4	(4)			—
Issuance of common stock – equity offering, net			75	441,171			441,246
Balance, December 31, 2008		$2	$491	$2,272,128	$(137,208)	$(1,154,333)	$981,080

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
	Year Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(895,187)	$(105,586)	$(44,976)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Unrealized net loss on forward contracts	602,389	411,023	333,081
Goodwill impairment	94,844	—	—
Lower of cost or market adjustment	55,865	—	—
Depreciation and amortization	84,268	78,060	69,220
Debt discount amortization	7,592	7,071	6,585
Deferred income taxes	319,063	(134,294)	(128,647)
Pension and other post retirement benefits	16,430	12,688	14,561
Workers’ compensation	(359)	(743)	987
Stock-based compensation	11,753	5,962	5,582
Excess tax benefits from share-based compensation	(657)	(588)	(1,394)
Loss (gain) on disposal of assets	49	69	(6,851)
Non-cash loss on early extinguishment of debt	—	2,461	—
Undistributed earnings of joint ventures	(16,906)	(15,645)	(16,083)
Change in operating assets and liabilities:
Accounts receivable — net	32,592	19,920	(30,355)
Purchase of short-term trading securities	(106,532)	(721,271)	—
Sale of short-term trading securities	373,015	441,102	—
Due from affiliates	(12,369)	10,850	(18,904)
Inventories	(18,839)	(26,080)	(28,524)
Prepaids and other current assets	11,502	(12,540)	89
Accounts payable, trade	(1,515)	18,211	9,608
Due to affiliates	(1,153,348)	13,188	9,701
Accrued and other current liabilities	(69,728)	(16,912)	18,965
Other — net	640	7,299	(7,292)
Net cash (used in) provided by operating activities	(665,438)	(5,755)	185,353
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(44,536)	(24,240)	(23,602)
Nordural expansion	(80,314)	(88,764)	(193,511)
Investments in and advances to joint ventures	(36,974)	—	—
Payment received on advances from joint ventures	1,754	—	—
Restricted and other cash deposits	8	3,738	(2,583)
Proceeds from sale of property, plant, and equipment	331	695	7,759
Net cash used in investing activities	(159,731)	(108,571)	(211,937)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	—	30,000	109,000
Repayment of long-term debt	—	(369,436)	(581)
Repayment of long-term debt – related party	(505,198)	—	—
Borrowings under revolving credit facility	35,000	—	—
Repayment under revolving credit facility	(10,000)	—	(8,069)
Excess tax benefits from share-based compensation	657	588	1,394
Issuance of preferred stock	929,480	—	—
Issuance of common stock, net	443,668	417,771	3,453
Net cash provided by financing activities	893,607	78,923	105,197
CHANGE IN CASH	68,438	(35,403)	78,613
CASH, BEGINNING OF YEAR	60,962	96,365	17,752
CASH, END OF YEAR	$129,400	$60,962	$96,365

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007 and 2006
(Dollars in thousands, except share and per share amounts)

1.	Summary of Significant Accounting Policies

Organization and Basis of Presentation — Century Aluminum Company (“Century Aluminum,” “Century,” “we”, “us”, “our” or “ours”) is a holding company, whose principal subsidiaries are Century Aluminum of West Virginia, Inc. (“Century of West Virginia”), Berkeley Aluminum, Inc. (“Berkeley”), Century Kentucky, Inc. and Nordural ehf (“Nordural”).  Century of West Virginia operates a primary aluminum reduction facility in Ravenswood, West Virginia (“Ravenswood”).  Berkeley holds a 49.7% interest in a partnership which operates a primary aluminum reduction facility in Mt. Holly, South Carolina (“Mt. Holly”) and a 49.7% undivided interest in the property, plant, and equipment comprising Mt. Holly.  The remaining interest in the partnership and the remaining undivided interest in Mt. Holly are owned by Alumax of South Carolina, Inc., a subsidiary of Alcoa (“ASC”).  ASC manages and operates Mt. Holly pursuant to an Owners Agreement, prohibiting the disposal of the interest held by any of the owners without the consent of the other owners and providing for certain rights of first refusal. Pursuant to the Owners Agreement, each owner furnishes their own alumina, for conversion to aluminum, and is responsible for their pro rata share of the operating and conversion costs.  Century Kentucky, Inc. operates a primary aluminum reduction facility in Hawesville, Kentucky (“Hawesville”).  Nordural Grundartangi ehf operates a primary aluminum reduction facility in Grundartangi, Iceland (“Grundartangi”).

In addition to our primary aluminum assets, we have 50% joint venture interests in the Gramercy alumina refinery, located in Gramercy, Louisiana (“Gramercy”) and St. Ann Bauxite, a related bauxite mining operation in Jamaica. The Gramercy refinery supplies substantially all of the alumina used for the production of primary aluminum at Hawesville.  We also own a 40% stake in Baise Haohai Carbon Co., Ltd. (“BHH”), a carbon anode and cathode facility located in the Guangxi Zhuang Autonomous Region of south China.  BHH, in addition to its Chinese customers, supplies anodes to Grundartangi.

Prior to April 1996, we were an indirect, wholly-owned subsidiary of Glencore International AG (together with its subsidiaries, “Glencore”).  In April 1996, we completed an initial public offering of our common stock. At December 31, 2008, Glencore owned 30.2% of Century’s outstanding common stock and all of our outstanding Series A Convertible Preferred stock convertible in certain circumstances into 15,578,718 common shares.  Together, the shares of our common stock and preferred stock beneficially owned by Glencore give Glencore an approximate 47% economic interest in Century.  Century and Glencore enter into various transactions such as the purchase and sale of primary aluminum, purchase of alumina, tolling agreements and forward primary aluminum financial sales contracts.

Principles of Consolidation — The consolidated financial statements include the accounts of Century Aluminum Company and our subsidiaries, after elimination of all significant intercompany transactions and accounts.  Berkeley’s interest in the Mt. Holly partnership and our interest in the Gramercy, St. Ann Bauxite and BHH joint ventures are accounted for under the equity method.  Our equity in the earnings of St. Ann Bauxite is recorded net of Jamaican taxes.

Revenue recognition— Revenue is recognized when title and risk of loss pass to customers in accordance with contract terms.  In some instances, we invoice our customers prior to physical shipment of goods.  In such instances, revenue is recognized only when the customer has specifically requested such treatment and has made a commitment to purchase the product.  The goods must be complete, ready for shipment and physically separated from other inventory with risk of ownership passing to the customer.  We must retain no performance obligations and a delivery schedule must be obtained.  Sales returns and allowances are treated as a reduction of sales and are provided for based on historical experience and current estimates.

Cash and Cash Equivalents — Cash equivalents are comprised of cash, money market funds and short-term investments having maturities of less than 90 days at the time of purchase. The carrying amount of cash equivalents approximates fair value.

Short-term investments – We account for short-term investment securities in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”  At December 31, 2008, our short-term investments primarily consist of investments in tax-exempt municipal bonds.  These investments were classified as trading securities and recorded at fair value with unrealized holding gains and losses included in interest income.

We held investments in Variable Rate Demand Notes (“VRDNs”) in 2007 which were tax-exempt municipal bonds that were purchased from a remarketing agent.  We could tender the notes to the remarketing agent whenever the rates were reset, usually upon a seven-day notice.  While the securities were long-term municipal bonds, the ability to tender the notes to the remarketing agent upon short notice provides liquidity and allows the investments to be classified as current assets.  As of December 31, 2008, we did not hold any VRDNs and all investments were successfully remarketed.

Accounts Receivable — The accounts receivable are net of an allowance for uncollectible accounts of $1,000 at December 31, 2008 and 2007.

Inventories — Our inventories are stated at the lower of cost (using the first-in, first-out (“FIFO”) method) or market.

Property, Plant and Equipment — Property, plant and equipment is stated at cost. Additions, renewals and improvements are capitalized. Asset and accumulated depreciation accounts are relieved for dispositions with resulting gains or losses included in other income (expense).  Maintenance and repairs are expensed as incurred. We capitalize interest for the construction of qualifying assets.  Depreciation of plant and equipment is provided for by the straight-line method over the following estimated useful lives:

Buildings and improvements	14 to 45 years
Machinery and equipment	5 to 22 years

We periodically evaluate the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a separately identifiable, long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.  We recognized no impairment losses on our long-lived fixed assets during 2008, 2007 or 2006.

Goodwill and Intangible Asset – We recorded $94,844 of goodwill as a result of the acquisition of Nordural in 2004.  We test our goodwill annually for impairment in the second quarter of the fiscal year and at other times whenever events or circumstances indicate that the carrying amount of goodwill may exceed its fair value. If the carrying value of goodwill exceeds its fair value, an impairment loss will be recognized.  We tested our goodwill again in the fourth quarter of 2008 due to the worldwide downturn in the primary aluminum market.  We determined that 100% of the goodwill was impaired and recognized a $94,844 impairment loss.  No impairment loss was recorded in 2007 or 2006.

The analysis of goodwill requires a two-step process.  The first step is the estimation of fair value.  If step one indicates that impairment potentially exists, the second step is performed to measure the amount of impairment, if any.  Goodwill is impaired when the implied fair value of goodwill is less than its carrying value.

For this analysis, we estimated the fair value of the Nordural Grundartangi reporting unit using a discounted cash flow model.  Inputs to that model include various estimates, such as future primary aluminum prices, operating costs, discount rates and cash flow assumptions.  Based on our analysis, the implied fair value of goodwill was less than its carry value and a non-cash impairment charge of $94,844 was recorded on the Consolidated Statements of Operations.

The changes in carrying amount of goodwill are as follows:

Goodwill
Balance as of January 1, 2008	$94,844
Impairment charge	(94,844)
Balance as of December 31, 2008	$—

Our intangible asset consists of the power contract acquired in connection with our acquisition of the Hawesville facility (“Hawesville”).  The contract value is being amortized over its remaining term (through 2010) using a method that results in annual amortization equal to the percentage of a given year’s expected gross annual benefit to the total as applied to the total recorded value of the power contract.  As of December 31, 2008 and 2007, the gross carrying amount of the intangible asset was $155,986 with accumulated amortization of $123,459 and $108,383, respectively.

For the years ended December 31, 2008, 2007 and 2006, amortization expense for the intangible asset totaled $15,076, $13,991 and $13,049, respectively.  The estimated aggregate amortization expense for the intangible asset (assuming the contract is not renegotiated) for the remainder of the contract term is as follows:

	For the year ending December 31,
	2009	2010
Estimated amortization expense	$ 16,149	$ 16,378

The intangible asset is reviewed for impairment in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 144, “Goodwill and Other Intangible Assets,” whenever events or circumstances indicate that its net carrying amount may not be recoverable.

Other Assets — At December 31, 2008 and 2007, other assets consist primarily of Century’s investment in the Mt. Holly partnership, the investment in the Gramercy, St. Ann Bauxite and BHH joint ventures, deferred financing costs, deferred pension assets, and cash surrender value of life insurance policies. Our equity share of the undistributed earnings (loss) increases (decreases) the investment in the joint ventures.   Deferred financing costs are amortized on a straight-line basis over the life of the related financing.

We account for our 49.7% interest in the Mt. Holly partnership using the equity method of accounting.  Additionally, our 49.7% undivided interest in certain property, plant and equipment of Mt. Holly is held outside of the partnership and the undivided interest in these assets of the facility is accounted for in accordance with the EITF Issue No. 00-01, “Investor Balance Sheet and Income Statement Display under the Equity Method for Investments in Certain Partnerships and Other Ventures.”  Accordingly, the undivided interest in these assets and the related depreciation are being accounted for on a proportionate gross basis.

Income Taxes — We account for income taxes using the liability method, whereby deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In evaluating our ability to realize deferred tax assets, we use judgment in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified.  Based on the weight of evidence, both negative and positive, if it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is established.  We recorded a valuation allowance of $530,998 against a portion of our federal and state deferred tax assets as of December 31, 2008, due to our belief that it is more likely than not that these assets will not be realized.  We recorded a valuation allowance of $19,206 and $13,881 against a portion of our Icelandic and Hong Kong NOL deferred tax assets as of December 31, 2008 and December 31, 2007, respectively, due to our belief that it is more likely than not that these assets will not be realized.

We have removed our election to permanently reinvest foreign earnings for 2009.  We recorded deferred income taxes of $30,394 related to the change in our election.  We did not change the election in place for years prior to December 31, 2007.  See Note 16 Income Taxes for additional information.

Postemployment Benefits — We provide certain postemployment benefits to former and inactive employees and their dependents during the period following employment, but before retirement. These benefits include salary continuance, supplemental unemployment and disability healthcare. Postemployment benefits are accounted for in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits.” The statement requires recognition of the estimated future cost of providing postemployment benefits on an accrual basis over the active service life of the employee.

Forward Contracts and Financial Instruments — We routinely enter into fixed and market priced contracts for the sale of primary aluminum and the purchase of raw materials in future periods.  We also enter into fixed price financial sales contracts to be settled in cash to manage our exposure to changing primary aluminum prices. We have also entered into financial purchase contracts for natural gas to be settled in cash to manage our exposure to changing natural gas prices.  See Note 18 for additional information about these contracts.

Certain physical delivery and financial sales contracts for primary aluminum that are not designated cash flow hedges or do not qualify for cash flow hedge treatment are marked-to-market quarterly.  Fluctuations in the LME price of primary aluminum may have a significant impact on gains and losses included in our financial statements from period to period.  We recognize the unrealized and realized gains and losses associated with these contracts in net gain (loss) on forward contracts.  See Note 4 Termination Transaction for additional information about our financial sales contracts for primary aluminum.

Financial Instruments — Our receivables, payables, debt related to industrial revenue bonds (“IRBs”) and forward financial contracts are carried at amounts that approximate fair value. At December 31, 2008 and 2007, our 7.5% senior unsecured notes had a carrying amount of $250,000 and our 1.75% convertible senior notes had carrying amounts of $152,700 and $145,108, respectively.  At December 31, 2008, we estimated the fair values based on the last available trading data of the 7.5% senior unsecured notes and 1.75% convertible senior notes were $145,000 and $94,624, respectively.  At December 31, 2007, the estimated fair value of the 7.5% senior unsecured notes and 1.75% convertible senior notes were $251,250 and $325,589, respectively.

Accounting for Convertible Debt — On January 1, 2009 we adopted FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (the “FSP”) which fundamentally changes the accounting for convertible debt instruments within its scope.  Issuers of convertible debt instruments within the scope of the FSP must separately account for the liability and equity components of the convertible debt instruments in a manner that reflects the entity’s hypothetical nonconvertible borrowing rate.  The provisions of the FSP are retrospective upon adoption, and prior period amounts have been adjusted to apply the new method of accounting.

The FSP applies to our 1.75% convertible senior notes issued in 2004 (the “Notes”).  The holders of our Notes may convert at any time at an initial conversion rate of 32.743 shares of common stock per $1,000 principal amount of notes, equivalent to a conversion price of $30.5409 per share of common stock.  Upon conversion, we would deliver cash up to the principal amount of the Notes to be converted and, at our election, cash, common stock or a combination thereof for any conversion obligation in excess of the principal amount of the Notes to be converted.  We did not enter into any derivative transactions in connection with the issuance of the Notes.  Currently, the if-converted value of the Notes is significantly less than the principal balance of the Notes.

We applied the guidance in the FSP to measure the fair value of the liability component of the Notes using a discounted cash flow model.  We assessed the expected life of the liability component to be seven years or through August 2011 (based on the noteholder’s put option in August 2011) and applied a hypothetical nonconvertible borrowing rate (7.25%) which was based on yields of similarly rated nonconvertible instruments issued in August 2004.  We determined the carrying amount of the equity component by deducting the fair value of the liability component from the principal amount of the Notes.  The tax effect of the temporary basis difference associated with the liability component of the Notes is recorded as an adjustment to additional paid in capital as proscribed by the FSP.

 In 2004, we capitalized approximately $6,000 of transaction costs related to the issuance of the Notes.  We amortize these capitalized financing fees to interest expense over the expected life of the Notes.  The FSP requires the allocation of these capitalized financing fees to the liability and equity components and accounting for the allocated fees as either debt issuance costs or equity issuance costs.

The adoption of the FSP resulted in the following amounts recognized in our financial statements:

	December 31, 2008	December 31, 2007

Principal of the liability component of 1.75% convertible senior notes	$175,000	$175,000
Unamortized debt discount	(22,300)	(29,892)
Net carrying amount of liability component of 1.75% convertible senior notes	$152,700	$145,108

Net carrying amount of equity component of 1.75% convertible senior notes (net of $18,261 taxes and $1,799 issuance costs)	$32,114	$32,114

Interest expense related to the 1.75% convertible senior notes:
	2008	2007	2006
Contractual interest coupon	$3,063	$3,063	$3,063
Amortization of the debt discount on the liability component	7,592	7,071	6,585
Total	$10,655	$10,134	$9,648

Effective interest rate for the liability component for the period	6.09%	5.79%	5.51%

The estimated amortization expense for the debt discount for the 1.75% convertible senior notes through the remaining expected life (August 2011) is as follows:

	2009	2010	2011
Estimated debt discount amortization expense	$8,153	$8,755	$5,392

The adoption of the FSP requires the retrospective application to all periods presented as of the beginning of the first period presented.  As of January 1, 2009, the FSP was adopted and comparative financial statements of prior years have been adjusted to apply the FSP retrospectively.  The line items for the financial statements which are affected by the change in accounting principle are indicated below.

CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31, 2008
	As Reported	Effect of change	As Adjusted
ASSETS
Total current assets	$514,134	$—	$514,134
Property, plant and equipment — net	1,340,037	—	1,340,037
Intangible asset — net	32,527	—	32,527
Due from affiliates – less current portion	7,599	—	7,599
Other assets	141,802	(741)	141,061
TOTAL	$2,036,099	$(741)	$2,035,358
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$102,143	$—	$102,143
Due to affiliates	70,957	—	70,957
Accrued and other current liabilities	58,777	—	58,777
Accrued employee benefits costs — current portion	12,070	—	12,070
Convertible senior notes	175,000	(22,300)	152,700
Industrial revenue bonds	7,815	—	7,815
Total current liabilities	426,762	(22,300)	404,462
Total noncurrent liabilities	649,816	—	649,816
SHAREHOLDERS’ EQUITY:
Preferred stock	2	—	2
Common stock	491	—	491
Additional paid-in capital	2,240,014	32,114	2,272,128
Accumulated other comprehensive loss	(137,208)	—	(137,208)
Accumulated deficit	(1,143,778)	(10,555)	(1,154,333)
Total shareholders’ equity	959,521	21,559	981,080
TOTAL	$2,036,099	$(741)	$2,035,358

CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31, 2007
	As Reported	Effect of change	As Adjusted
ASSETS
Total current assets	$747,198	$—	$747,198
Property, plant and equipment — net	1,260,040	—	1,260,040
Intangible asset — net	47,603	—	47,603
Goodwill	94,844	—	94,844
Deferred taxes – less current portion	321,068	(10,462)	310,606
Other assets	107,518	(1,000)	106,518
TOTAL	$2,578,271	$(11,462)	$2,566,809
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$79,482	$—	$79,482
Due to affiliates	216,754	—	216,754
Accrued and other current liabilities	60,482	—	60,482
Accrued employee benefits costs — current portion	11,997	—	11,997
Convertible senior notes	175,000	(29,892)	145,108
Industrial revenue bonds	7,815	—	7,815
Total current liabilities	551,530	(29,892)	521,638
Total noncurrent liabilities	1,465,537	—	1,465,537
SHAREHOLDERS’ EQUITY:
Common stock	410	—	410
Additional paid-in capital	857,787	32,114	889,901
Accumulated other comprehensive loss	(51,531)	—	(51,531)
Accumulated deficit	(245,462)	(13,684)	(259,146)
Total shareholders’ equity	561,204	18,430	579,634
TOTAL	$2,578,271	$(11,462)	$2,566,809

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2008
	As Reported	Effect of change	As Adjusted

Interest expense	$(24,496)	$(7,334)	$(31,830)
Loss before income taxes and equity in earnings of joint ventures	(595,911)	(7,334)	(603,245)
Income tax (expense) benefit	(319,311)	10,463	(308,848)
Loss before equity in earnings of joint ventures	(915,222)	3,129	(912,093)
Net loss	$(898,316)	$3,129	$(895,187)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2007
	As Reported	Effect of change	As Adjusted

Interest expense	$(32,899)	$(6,812)	$(39,711)
Loss before income taxes and equity in earnings of joint ventures	(230,743)	(6,812)	(237,555)
Income tax benefit	113,849	2,475	116,324
Loss before equity in earnings of joint ventures	(116,894)	(4,337)	(121,231)
Net loss	$(101,249)	$(4,337)	$(105,586)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2006
	As Reported	Effect of change	As Adjusted

Interest expense	$(37,002)	$(6,326)	$(43,328)
Loss before income taxes and equity in earnings of joint ventures	(109,079)	(6,326)	(115,405)
Income tax benefit	52,041	2,305	54,346
Loss before equity in earnings of joint ventures	(57,038)	(4,021)	(61,059)
Net loss	$(40,955)	$(4,021)	$(44,976)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year ended December 31, 2008
	As Reported	Effect of change	As Adjusted
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(898,316)	$3,129	$(895,187)
Debt discount amortization	—	7,592	7,592
Deferred income taxes	329,526	(10,463)	319,063
Other - net	898	(258)	640
Net cash used in operating activities	$(665,438)	$—	$(665,438)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year ended December 31, 2007
	As Reported	Effect of change	As Adjusted
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(101,249)	$(4,337)	$(105,586)
Debt discount amortization	—	7,071	7,071
Deferred income taxes	(131,819)	(2,475)	(134,294)
Other - net	7,558	(259)	7,299
Net cash used in operating activities	$(5,755)	$—	$(5,755)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year ended December 31, 2006
	As Reported	Effect of change	As Adjusted
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(40,955)	$(4,021)	$(44,976)
Debt discount amortization	—	6,585	6,585
Deferred income taxes	(126,342)	(2,305)	(128,647)
Other - net	(7,033)	(259)	(7,292)
Net cash provided by operating activities	$185,353	$—	$185,353

As the result of the accounting change, our accumulated deficit as of January 1, 2006, increased $5,326 from $95,358 to $100,684.

Concentration of Credit Risk — Financial instruments, which potentially expose us to concentrations of credit risk, consist principally of trade receivables and short-term investments.  Our limited customer base increases our concentrations of credit risk with respect to trade receivables. We routinely assess the financial strength of our customers.  At December 31, 2008, we had approximately $13,686 invested in short-term investments of highly-rated municipal bonds.  The risk associated with these investments is a default by the underlying issuer.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation — We adopted SFAS No. 123(R), “Share-Based Payment” effective January 1, 2006.  We use the Black-Scholes option-pricing model to estimate the fair value of our stock option grants and service-based share awards on the grant date of the share award.  Information about our assumptions used to determine the fair value of the grants in 2008, 2007 and 2006 is available in Note 14.

Recently Issued Accounting Standards–SFAS No. 160.  In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.”  SFAS No. 160 amends ARB No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS No. 160 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and the interim periods within those years.  SFAS No. 160 will be effective for Century on January 1, 2009.  We do not expect the adoption of SFAS No. 160 will have material impact on our financial position and results of operations.

SFAS No. 161.  In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133.”  This Statement changes the disclosure requirements for derivative instruments and hedging activities.  Entities are required to provide enhanced disclosure about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No.133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  SFAS No. 161 will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. This pronouncement becomes effective for Century on January 1, 2009.  This pronouncement only requires more robust disclosures for our derivative and hedging activities, the adoption of SFAS No. 161 will not have a significant impact on our Consolidated Financial Statements.

SFAS No. 141R. In December 2007 issued SFAS No. 141R, “Business Combinations” which replaces SFAS No. 141, “Business Combinations.” This statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. Statement 141 did not define the acquirer, although it included guidance on identifying the acquirer, as does this Statement. This Statement’s scope is broader than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration. By applying the same method of accounting—the acquisition method—to all transactions and other events in which one entity obtains control over one or more other businesses.  This Statement retains the guidance in Statement 141 for identifying and recognizing intangible assets separately from goodwill.

SFAS No. 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date.  That is a significant change from the previous cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values.  Previous guidance resulted in some assets and liabilities not being recognized at the acquisition date, and also resulted in measuring some assets and liabilities at amounts other than their fair values at the acquisition date.  For example, Statement 141 required the acquirer to include the costs incurred to effect the acquisition (acquisition-related costs) in the cost of the acquisition that was allocated to the assets acquired and the liabilities assumed. SFAS No. 141R requires those costs to be recognized separately from the acquisition.

This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  As this Statement applies to prospective transactions, we will apply it to our business combinations in future periods.

FSP FAS 132(R)-1.  In December 2008, the FASB issued FSP 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (the “FSP”).  The FSP amends SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan.  This guidance is intended to ensure that an employer meets the objectives of the disclosures about  plan assets in an employer’s defined benefit pension or other postretirement plan to provide users of financial statements with an understanding of the following:  (1) how investment allocation decisions are made; (2) the major categories of plan assets; (3) the inputs and valuation techniques used to measure the fair value of plan assets; (4) the effect of fair value measurements using significant unobservable inputs on change in plan assets, and; (5) significant concentrations of risk within the plan assets.  The FSP becomes effective for Century on December 31, 2009.  The FSP only requires enhanced disclosures, and therefore we have determined that the adoption of the FSP will not have a significant impact on our Consolidated Financial Statements.

Recently Adopted Accounting Standards–Effective January 1, 2008, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  This pronouncement applies to a broad range of other existing accounting pronouncements that require or permit fair value measurements.  See Note 9 Adoption of SFAS No. 157 for additional information.

Foreign Currency – We are exposed to foreign currency risk due to fluctuations in the value of the U.S. dollar as compared to the euro, the ISK and the Chinese yuan.  Nordural ehf uses the U.S. dollar as its functional currency, however a portion of the Nordural facility at Grundartangi’s operating expenses are denominated and payable in currencies other than the U.S. dollar.  Grundartangi’s labor costs are denominated in ISK and a portion of its anode costs are denominated in euros.  Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise and any transaction gains and losses are reflected in other income (expense) in the Consolidated Statements of Operations.  In addition, our joint venture investment in BHH uses the Chinese yuan as its functional currency.  BHH is accounted for under the equity method and gains and losses associated with foreign currency exchange rates are included in equity in earnings of joint ventures.

2.	Management’s Plans

We have incurred operating losses each year since 2005 and had an accumulated deficit of $1,154,333 as of December 31, 2008. For the years ended December 31, 2008 and 2007, we sustained net losses available to common stockholders of $895,187 and $105,586, respectively.  Our financial position and liquidity have been and will continue to be materially adversely affected by declining aluminum prices. If prices remain at current levels, we would expect such liquidity would be sufficient to fund our operations through the end of 2009.

Our principal sources of liquidity are available cash, cash flow from operations and available borrowings under our revolving credit facility.  We intend to explore alternative or supplementary financing arrangements to the revolving credit facility.  Our principal uses of cash are operating costs, payments of principal and interest on our outstanding debt, the funding of capital expenditures and investments in related businesses, working capital and other general corporate requirements.

We believe our cost reduction actions when combined with available cash and short-term investments at December 31, 2008, the proceeds of the equity offering completed subsequent to year-end, see Note 26 Subsequent Events, and availability under our revolving credit facility, see Note 10 Debt, provide us with adequate liquidity for 2009.

3.	Equity Offerings

In July 2008, we completed a public equity offering of 7,475,000 shares of common stock, which included the exercise of the over-allotment option of 975,000 shares of common stock, at a price of $62.25 per share, raising $465,319 before offering costs.  The offering costs were approximately $24,073, representing underwriting discounts and commissions and offering expenses.

In July 2008, we applied the net proceeds from the equity offering to pay a portion of the deferred cash payment required in connection with the termination of primary aluminum forward financial sales contracts with Glencore, described in Note 4 Termination Transaction.

In June 2007, we completed a public equity offering of 8,337,500 shares of common stock, which included the exercise of the over-allotment option of 1,087,500 shares of common stock, at a price of $52.50 per share, raising $437,719 before offering costs.  We sold the 8,337,500 shares of common stock in a simultaneous offering in the United States and Iceland.  Shares of common stock offered and sold in Iceland are represented by global depositary receipts, with one depositary receipt representing one share of common stock.  The offering costs were approximately $23,573, representing underwriting discounts and commissions and offering expenses.

In June 2007, we used a portion of the net proceeds from the equity offering to prepay $200,000 of principal of the Nordural senior term loan facility.  The balance of the equity offering proceeds was used as partial funding for termination transaction and for general corporate purposes.

See Note 26 Subsequent Events – Equity Offering for additional information about our 2009 equity offering.

4.	Termination Transaction

In November 2004 and June 2005, we entered into primary aluminum forward financial sales contracts with Glencore for the years 2006 through 2010 and 2008 through 2015, respectively (the “Financial Sales Contracts”).  While these Financial Sales Contracts were outstanding, they were marked-to-market on a quarterly basis based on the LME forward market prices for primary aluminum.  Gains or losses were recognized in our Consolidated Statements of Operations in net loss on forward contracts and an asset or liability was recognized on our consolidated balance sheet. The Financial Sales Contracts had a fixed volume that was net settled in cash monthly. As the contracts were in a liability position, cash payments were made to Glencore on a monthly basis which reduced the associated contract liability.

On July 7, 2008, Century and Glencore agreed to terminate the Financial Sales Contracts upon the payment by Century to Glencore of $1,820,457 in cash ($1,315,259 paid immediately and $505,198 financed through a deferred settlement agreement, which was repaid during 2008) and the issuance by Century to Glencore of 160,000 shares of non-voting perpetual preferred stock, convertible into 16,000,000 shares of common stock.  We received $1,090,259 of cash as consideration for the shares of Series A Convertible Preferred Stock issued.  We used the cash received to settle a portion of outstanding contract liabilities associated with the Financial Sales Contracts.See Note 13 Shareholders’ Equity for additional information about the convertible preferred stock.

On July 7, 2008, our Due to affiliates, current and non-current balances, included $1,832,056 of liabilities associated with the outstanding Financial Sales Contracts, with a non-current portion of $1,529,178.  The following table sets forth a comparison of the consideration given and received by Century in the termination transaction:

Cash paid	$1,315,259
Series A Convertible Preferred Stock	929,480
Deferred settlement amount	505,198
Total consideration given	2,749,937
Financial Sales Contracts liability	(1,832,056)
Cash received	(1,090,259)
Gain on settlement	$(172,378)

The value of the Series A Convertible Preferred Stock was based on the closing value of our common stock on the date of the transaction with adjustments for certain costs associated with these instruments borne by holder of the Series A Convertible Preferred Stock.  The cash received in the table above $1,090,259 represents the fair value of the Series A Convertible Preferred Stock plus a negotiated premium, such premium was repaid to Glencore in the cash paid of $1,315,259 in the termination transactions.  We recorded a $161,976 gain ($172,378 gain, net of $10,402 transaction costs) on forward contracts relating to the terminated Financial Sales Contracts in our Consolidated Statements of Operations in Net loss on forward contracts.

5.	Investment in carbon facility in China

In April 2008, we entered into a joint venture agreement whereby we acquired a 40% stake in BHH, a carbon anode and cathode facility located in the Guangxi Zhuang Autonomous Region of south China.  As of December 31, 2008, we paid approximately $27,600 cash for the investment and transferred approximately $9,400 cash in a loan to BHH in July 2008.  In December, we received a loan payment of $1,754 from BHH.  Our investment in the joint venture is accounted for using the equity method of accounting with results of operations reported on a one-quarter lag.  Our Statement of Operations for the year ended December 31, 2008 includes our equity in earnings of joint venture for BHH results of operations for the six months ended September 30, 2008.

6.	Short-term Investments

The composition of our short-term investments was as follows at December 31:

	2008	2007
Trading securities:
Municipal bonds	$13,686	$265,107
Municipal short-term paper	—	15,062
Short-term investments	$13,686	$280,169

7.	Inventories

Inventories, at December 31, consist of the following:

	2008	2007
Raw materials	$19,664	$73,926
Work-in-process	16,133	22,201
Finished goods	8,203	7,968
Operating and other supplies	94,111	71,006
Inventories	$138,111	$175,101

In December 2008, we recorded a $55,867 reduction in inventory balances for lower of cost or market adjustments due to significant decreases in the net realizable value of our inventory in the current market.  Such amount was recorded in cost of goods sold in our Consolidated Statement of Operations.

8.	Property, Plant and Equipment

Property, plant and equipment, at December 31, consist of the following:

	2008	2007
Land and improvements	$13,055	$13,061
Buildings and improvements	309,324	297,548
Machinery and equipment	1,338,901	1,317,781
Construction in progress	141,572	25,922
	1,802,852	1,654,312
Less accumulated depreciation	(462,815)	(394,272)
Property, plant and equipment - net	$1,340,037	$1,260,040

For the years ended December 31, 2008, 2007 and 2006, we recorded depreciation expense of $69,192, $64,069 and $56,171, respectively.

At December 31, 2008 and 2007, the cost of property, plant and equipment includes $168,465 and $163,790, respectively, and accumulated depreciation includes $85,006 and $78,738, respectively, representing our undivided interest in the property, plant and equipment comprising Mt. Holly.

9.	Adoption of SFAS No. 157

Effective January 1, 2008, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  This pronouncement applies to a broad range of other existing accounting pronouncements that require or permit fair value measurements.

SFAS No. 157 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”  Under SFAS No. 157, fair value is an exit price and that exit price should reflect all the assumptions that market participants would use in pricing the asset or liability.

SFAS No. 157 recognizes three different valuation techniques; the market approach, income approach, and/or cost approach.  Primarily, we use the market and income approaches.  We use the income approach to value our derivative contracts. Valuation techniques used to measure fair value under SFAS No. 157 are based upon observable and unobservable inputs.  Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our internal market assumptions.  These two types of inputs create the following fair value hierarchy:

•	Level 1 – Valuations are based on quoted prices for identical assets or liabilities in an active market.

•
Level 2 – Valuations are based on quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations for which all significant inputs are observable or can be corroborated by observable market data.

•
Level 3 – Assets or liabilities whose significant inputs are unobservable.  Valuations are determined using pricing models and discounted cash flow models and include management judgment and estimation which may be significant.

SFAS No. 157 requires consideration of market risks in our valuations that other market participants might consider, specifically non-performance risk and counterparty credit risk.  Consideration of the non-performance risk and counterparty credit risk could result in changes to the discount rates used in our fair value measurements.  We considered the effects of our credit risk (non-performance risk) and we reviewed the credit standing of our counterparties to develop appropriate risk-adjusted discount rates used in our fair value measurements.

The following section describes the valuation methodology used to measure our financial assets and liabilities that were accounted for at fair value.

Short-term Investments.  Our short-term investments consist of tax-exempt municipal bonds.  The market value of these investments is based upon their quoted market price in markets that are not actively traded.

Derivatives.  Our derivative contracts include natural gas forward financial purchase contracts, foreign currency forward contracts, primary aluminum forward priced physical and financial sales contracts and the Ravenswood power contract.  We measure the fair value of these contracts based on the quoted future market prices at the reporting date in their respective principal markets for all available periods.  We discount the expected cash flows from these contracts using a risk-adjusted discount rate.  All primary aluminum physical delivery contracts are marked-to-market using the LME spot and forward market for primary aluminum and the U.S. Midwest Premium.  Because there is no quoted futures market price for the U.S. Midwest premium component of the market price for primary aluminum, it is necessary for management to estimate the U.S. Midwest premium based on the historical U.S. Midwest premium.  Prior to the termination of the Financial Sales Contracts, the term of one of our primary aluminum financial sales contracts extended beyond the quoted LME futures market.  We estimated the fair value of that contract by making certain assumptions about future market prices of primary aluminum beyond the quoted LME market prices in 2013.  These future market assumptions were significant to the fair value measurements.  The Ravenswood power contract derivative is valued based in part on the LME forward market.

Fluctuations in the market prices for our primary aluminum forward financial sales contracts had a significant impact on gains and losses from forward contracts included in our financial statements from period to period.  Unrealized gains and losses for these primary aluminum forward financial sales contracts were included in net gain (loss) on forward contracts.  Our other derivative contracts, natural gas forward financial purchase contracts and foreign currency forward contracts, qualify for cash flow hedge treatment under SFAS No. 133.  The effective portion of these contracts is recorded in other comprehensive income.  The realized gains or losses on these hedges are recorded in the statement of operations when the hedged transaction affects earnings.  The ineffective portions of these hedges are recognized immediately in the statement of operations.

The following table sets forth by level within the SFAS No. 157 fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis.  As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and the placement within the fair value hierarchy levels.

Recurring Fair Value Measurements	As of December 31, 2008
	Level 1	Level 2	Level 3	Total
ASSETS:
Short-term investments	$—	$13,686	$—	$13,686
Derivative assets	—	—	2,202	2,202
TOTAL	$—	$13,686	$2,202	$15,888

LIABILITIES:
Derivative liabilities	$(10,130)	—	$(1,759)	$(11,889)

Change in Level 3 Fair Value Measurements during the year ended December 31, 2008
	Beginning balance, January 1, 2008	Total loss (realized/unrealized) included in earnings	Settlements	Ending balance	Amount of total loss included in earnings attributable to the change in unrealized loss relating to assets/liabilities held at December 31, 2008

Derivative assets/liabilities - net	$(1,070,290)	$(890,442)	$1,961,175	$443	$774,537

The net loss on our derivative assets and liabilities is recorded in our statement of operations under Net loss on forward contracts.  Our Level 3 derivative assets were included in Prepaid and other current assets.  Our Level 3 derivative liabilities were included in our Due to affiliates and Due to affiliates – less current portion line items of our consolidated balance sheets.

10.	Debt

	December 31,
	2008	2007
Debt classified as current liabilities:
1.75% convertible senior notes due 2024, net of debt discount of $22,300 and $29,892, respectively, interest payable semiannually (1)(2)(3)(4)	$152,700	$145,108
Hancock County industrial revenue bonds due 2028, interest payable quarterly (variable interest rates (not to exceed 12%))(1)	7,815	7,815
Debt classified as non-current liabilities:
7.5% senior unsecured notes payable due 2014, interest payable semiannually (4)(5)	250,000	250,000
Revolving credit facility (6)	25,000	—
Total Debt	$435,515	$402,923

(1)
The convertible notes are classified as current because they are convertible at any time by the holder.  The IRBs are classified as current liabilities because they are remarketed weekly and could be required to be repaid upon demand if there is a failed remarketing. The IRB interest rate at December 31, 2008 was 1.55%.

(2)
The convertible notes are convertible at any time by the holder at an initial conversion rate of 32.7430 shares of Century common stock per one thousand dollars of principal amount of convertible notes, subject to adjustments for certain events.  The initial conversion rate is equivalent to a conversion price of approximately $30.5409 per share of Century common stock. Upon conversion of a convertible note, the holder of such convertible note shall receive cash equal to the principal amount of the convertible note and, at our election, either cash or Century common stock, or a combination thereof, for the convertible notes conversion value in excess of such principal amount, if any.  We may redeem some or all of the notes on or after August 6, 2009 at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any.  Holders of the convertible notes may require us to purchase for cash all or part of the notes on each of August 1, 2011, August 1, 2014 and August 1, 2019 at a price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest, if any.

(3)
Amounts reflect the retrospective application of the provisions of FSP APB 14-1 which was adopted January 1, 2009.  See Note 1 for additional information about the impact of FSP APB 14-1 on the accounting for our convertible debt.

(4)
The obligations of Century pursuant to the notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of our existing domestic restricted subsidiaries.  The indentures governing these obligations contain customary covenants, including limitations on our ability to incur additional indebtedness, pay dividends, sell assets or stock of certain subsidiaries and purchase or redeem capital stock.

(5)
On or after August 15, 2009, we may redeem any of the senior notes, in whole or in part, at an initial redemption price equal to 103.75% of the principal amount, plus accrued and unpaid interest.  The redemption price will decline each year after 2009 and will be 100% of the principal amount, plus accrued and unpaid interest, beginning on August 15, 2012.

(6)
Borrowings under the revolving line of credit are, at our option, at the LIBOR rate or bank base rate, plus or minus in each case an applicable margin.  The revolving line of credit is subject to customary covenants, including limitations on capital expenditures, additional indebtedness, affiliate transactions, liens, guarantees, mergers and acquisitions, dividends, distributions, capital redemptions and investments.

We have a $100,000 senior secured revolving credit facility (“Credit Facility”) with a syndicate of banks that will mature September 19, 2010.  Our obligations under the Credit Facility are unconditionally guaranteed by our domestic subsidiaries (other than Century Aluminum Holdings, Inc., Century Louisiana, Inc., and Nordural US LLC) and secured by a first priority security interest in all accounts receivable and inventory belonging to Century and our subsidiary borrowers.  The availability of funds under the Credit Facility is subject to a $15,000 reserve and limited by a specified borrowing base consisting of certain eligible accounts receivable and inventory.  Borrowings under the Credit Facility are, at our option, at the LIBOR rate or bank base rate, plus or minus in each case an applicable margin.  The Credit Facility is subject to customary covenants, including limitations on capital expenditures, additional indebtedness, affiliate transactions, liens, guarantees, mergers and acquisitions, dividends, distributions, capital redemptions and investments. We could issue up to a maximum of $25,000 in letters of credit under the Credit Facility. As of December 31, 2008, we have letters of credit totaling $11,263 outstanding.  Any outstanding letters of credit reduce our borrowing availability on a dollar-for-dollar basis.  In addition to the letters of credit, we had $25,000 other outstanding borrowings under the Credit Facility as of December 31, 2008.  As of December 31, 2008, we had additional borrowing availability of $34,560 under the Credit Facility.  We pay a commitment fee for the unused portion of the line.

The curtailment of our Ravenswood facility will reduce the amount of accounts receivable and inventory balances that will in turn reduce the borrowing base and availability of funds under the Credit Facility.  See Note 26 Subsequent Events for additional information.  If all of Ravenswood’s operations had been curtailed as of December 31, 2008, our remaining availability under our revolving credit facility would have decreased from $34,560 to $3,556.

Principal Payments on Long Term Debt

Principal payments on our long term debt in the next five years and thereafter are as follows:

	Total	2009	2010	2011	2012	2013	Thereafter
7.5% senior notes due August 2014	$250,000	$—	$—	$—	$—	$—	$250,000
Senior secured revolving credit facility	25,000	$—	$25,000	$—	$—	$—	$—
Total	$275,000	$—	$25,000	$—	$—	$—	$250,000

11.	Composition of certain balance sheet accounts at December 31

Components of Prepaid and other current assets:	2008	2007
Domestic income tax receivable	$76,528	$9,990
Prepaid assets	12,771	4,474
VAT receivable, net	5,818	4,605
Other current assets	2,366	11,100
Derivative asset	2,202	—
Foreign withholding tax receivable	176	9,922
	$99,861	$40,091

Components of Other assets:	2008	2007
Investments in Mt. Holly and joint ventures	$124,132	$83,974
Cash surrender value of life insurance policies	11,080	9,484
Capitalized financing fees	5,849	7,319
Pension assets	—	5,741
	$141,061	$106,518

Components of Accrued and other current liabilities:	2008	2007
Other accrued and current liabilities	$17,875	$22,936
Derivative liability	10,130	81
Income taxes payable	8,381	466
Accrued bond interest	8,359	8,359
Accrued vacation pay	6,437	7,486
Accrued tax reserve	5,732	9,200
Accrued expenses	1,863	11,954
	$58,777	$60,482

Components of Accumulated Other Comprehensive Loss:	2008	2007
Unrealized loss on financial instruments, net of $784 and $1,443 tax benefit	$(17,506)	$(170)
Defined benefit plan liabilities, net of $26,534 and $28,581 tax benefit	(114,032)	(51,334)
Equity in investee other comprehensive income, net of $0 and $286 tax (1)	(5,670)	(27)
	$(137,208)	$(51,531)

(1)
Includes our equity in the other comprehensive income of Gramercy Alumina LLC, St. Ann Bauxite Ltd and Mt. Holly Aluminum Company.  Their other comprehensive income consists primarily of pension and other postretirement benefit obligations.

12.	Pension and Other Postretirement Benefits

Pension Benefits

We maintain noncontributory defined benefit pension plans for all of our domestic hourly and salaried employees.  For the domestic salaried employees, plan benefits are based primarily on years of service and average compensation during the later years of employment. For hourly employees at Ravenswood, plan benefits are based primarily on a formula that provides a specific benefit for each year of service.  Our funding policy is to contribute amounts based upon actuarial and economic assumptions designed to achieve adequate funding of the projected benefit obligations and to meet the minimum funding requirements of ERISA. Plan assets consist principally of U.S. equity securities, growth funds and fixed income accounts. In addition, we provide supplemental executive retirement benefits (“SERB”) for certain current and former executive officers.  We use a measurement date of December 31st to determine the pension and OPEB liabilities.

The hourly employees at Hawesville are part of a United Steelworkers of America (“USWA”) sponsored multi-employer plan.  Our contributions to the plan are determined at a fixed rate per hour worked.  During the years ended December 31, 2008, 2007 and 2006, we contributed $1,573, $1,409 and $1,585, respectively, to the plan, and had no outstanding liability at year end.

Other Postretirement Benefits (OPEB)

In addition to providing pension benefits, we provide certain healthcare and life insurance benefits for substantially all domestic retired employees. We account for these plans in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” SFAS No. 106 requires companies to accrue the estimated cost of providing postretirement benefits during the working careers of those employees who could become eligible for such benefits when they retire. We fund these benefits as the retirees submit claims.

Obligations and Funded Status

The change in benefit obligations and change in plan assets as of December 31 are as follows:

	Pension		OPEB
	2008	2007	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$99,995	$99,324	$192,253	$212,961
Service cost	4,342	4,220	6,362	7,004
Interest cost	6,297	5,770	11,954	11,644
Plan changes	—	5	—	—
Medicare subsidy reimbursements	—	—	—	336
Actuarial loss (gain)	6,676	(3,957)	23,432	(33,822)
Benefits paid	(5,651)	(5,367)	(6,654)	(5,870)
Curtailments	(143)	—	—	—
Benefit obligation at end of year	$111,516	$99,995	$227,347	$192,253
Change in plan assets:
Fair value of plan assets at beginning of year	$90,016	$81,853	$—	$—
Actual return on plan assets	(25,421)	5,296	—	—
Employer contributions	1,289	8,234	6,654	5,870
Benefits paid	(5,651)	(5,367)	(6,654)	(5,870)
Fair value of assets at end of year	$60,233	$90,016	$—	$—

	Pension		OPEB
	2008	2007	2008	2007
Funded status of plans:
Funded status	$(51,283)	$(9,979)	$(227,347)	$(192,253)
Amounts Recognized in the Statement of Financial Position:
Non-current assets	$—	$5,741	$—	$—
Current liabilities	(1,275)	(1,293)	(7,808)	(7,400)
Non-current liabilities	(50,008)	(14,427)	(219,539)	(184,853)
Net amount recognized	$(51,283)	$(9,979)	$(227,347)	$(192,253)
Amounts Recognized in accumulated other comprehensive loss (pre-tax):
Net unrecognized actuarial loss	$54,583	$15,707	$86,826	$66,245
Unrecognized prior service cost (benefit)	2,400	3,367	(3,242)	(5,404)
	$56,983	$19,074	$83,584	$60,841

Our pension plans’ projected benefit obligation, accumulated benefit obligation, and fair value of plan assets as of December 31 are as follows:

	Projected Benefit Obligation		Accumulated Benefit Obligation		Fair Value of Plan assets
	2008	2007	2008	2007	2008	2007
Hourly pension plan	$51,085	$48,600	$50,580	$48,119	$34,036	$51,299
Salaried pension plan	43,418	35,674	36,365	30,734	26,197	38,717
Supplemental executive benefits pension plan (“SERB”)	17,013	15,721	16,685	15,602	—	—
Total	$111,516	$99,995	$103,630	$94,455	$60,233	$90,016

There are no plan assets in the SERB due to the nature of the plan.

Components of Net periodic benefit cost and other amounts recognized in other comprehensive income:

Net Periodic Benefit Cost:
	Year Ended December 31,
	Pension			OPEB
	2008	2007	2006	2008	2007	2006
Service cost	$4,342	$4,220	$3,710	$6,362	$7,004	$6,140
Interest cost	6,297	5,770	5,190	11,954	11,643	10,394
Expected return on plan assets	(7,456)	(6,943)	(6,800)	—	—	—
Amortization of prior service costs	727	727	544	(2,162)	(2,162)	(1,818)
Amortization of net loss	534	1,057	1,144	2,851	5,139	4,555
Net periodic benefit cost	$4,444	$4,831	$3,788	$19,005	$21,624	$19,271
Curtailment cost	239	—	—	—	—	—
Total benefit cost	$4,683	$4,831	$3,788	$19,005	$21,624	$19,271

Other changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income (pre-tax):
	Year Ended December 31,
	Pension		OPEB
	2008	2007	2008	2007
Net loss (gain)	$39,410	$(2,309)	$23,432	$(33,822)
Prior service costs arising during the period	—	5	—	—
Amortization of net loss	(534)	(1,057)	(2,851)	(5,139)
Amortization of prior service costs	(966)	(728)	2,162	2,162
Total amount recognized in other comprehensive income	37,910	(4,089)	22,743	(36,799)
Net periodic benefit cost	4,683	4,831	19,005	21,624
Total recognized in net periodic benefit cost and other comprehensive income	$42,593	742	$41,748	$(15,175)

The estimated net loss and prior service cost (benefit) for our defined benefit pension plans expected to be amortized from accumulated other comprehensive income into net periodic benefit cost during 2009 are $3,345 and $534, respectively.  The estimated net loss and prior service cost for our OPEB plans expected to be amortized from accumulated other comprehensive income into net periodic benefit cost during 2009 is $4,223 and $1,221, respectively.

Weighted average assumptions were used to determine benefit obligations at December 31:

	Salaried and SERB Pension		Hourly Pension		OPEB
	2008	2007	2008	2007	2008	2007
Discount rate	6.00%	6.50%	6.00%	6.25%	5.75%	6.50%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Measurement date	12/31/2008	12/31/2007	12/31/2008	12/31/2007	12/31/2008	12/31/2007

Weighted average assumptions were used to determine net periodic benefit cost for the years ended December 31:
	Pension				OPEB
	2008		2007	2006	2008	2007	2006
Measurement date	12/31/2007		12/31/2006	12/31/2005	12/31/2007	12/31/2006	12/31/2005
Fiscal year end	12/31/2008		12/31/2007	12/31/2006	12/31/2008	12/31/2007	12/31/2006
Discount rate	6.50	% (1)	5.75%	5.50%	6.50%	5.75%	5.50%
Rate of compensation increase	4.00%		4.00%	4.00%	4.00%	4.00%	4.00%
Expected return on plan assets	8.50%		8.50%	9.00%	—	—	—

(1)	Discount rate assumption for the hourly pension plan for 2008 was 6.25%.

In developing the long-term rate of return assumption for pension fund assets, we evaluated input from our actuaries, including their review of asset class return expectations as well as long-term inflation assumptions.  Projected returns are based on historical returns of broad equity and bond indices.  We also considered our historical 10-year compound returns. We anticipate that our investments will generate long-term rates of return of 8.5%, based on target asset allocations.

Effect of Medicare Part D

Century’s prescription drug programs are assumed to be actuarially equivalent and eligible for Medicare Part D subsidy as written into law on December 8, 2003.  The approach used to measure this impact is based on our understanding of FASB Staff Position (“FSP’) 106-2 published May 19, 2004.  We recognized the impact of these changes during 2004 on a prospective basis.  As of December 31, 2008, the effect of the Medicare Part D subsidy reduced the accumulated projected benefit obligation of our OPEB plans by $25,006, which is an approximate 23% decrease for our OPEB plans.

For measurement purposes, medical cost inflation is initially estimated to be 10%, declining to 5% over six years and thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care benefit obligations. A one-percentage-point change in the assumed health care cost trend rates would have had the following effects in 2008:

	1% Increase	1% Decrease
Effect on total of service and interest cost	$3,619	$(3,038)
Effect on accumulated postretirement benefit obligation	$39,684	$(31,783)

Century 401(k) Plans

We sponsor a tax-deferred savings plan under which eligible domestic employees may elect to contribute specified percentages of their compensation with Century.  In December 2008, we announced that we were suspending our company matching contributions to the 401(k) plan for 2009.  In 2008 and 2007, for our eligible employees, we matched 100% of the first 3% of a participants annual compensation and 50% of the next 2% of their annual compensation contributed to the savings plan.  In 2006, we provided matching contributions of 60% of the first 6% of a participant’s annual compensation contributed to the savings plan.  In all years, one half of our contribution is invested in the common stock of Century and the other half of our contribution is invested based on employee election.  Our contributions to the savings plan were $915, $1,017 and $558, for the years ended December 31, 2008, 2007 and 2006, respectively. Shares of common stock of Century may be sold at any time. Employees are considered fully vested in the plan upon completion of two years of service.  A year of service is defined as a plan year in which the employee works at least 1,000 hours.

Pension Plan Assets

Our pension plans’ weighted average asset allocations are as follows:

	Pension Plan Assets
	December 31,
	2008	2007
Equity securities	65%	65%
Debt securities	35%	35%
	100%	100%

We seek a balanced return on plan assets through a diversified investment strategy. Our weighted average target allocation for plan assets is 65% equity securities and funds and 35% fixed income funds.

Our other postretirement benefit plans are unfunded. We fund these benefits as the retirees submit claims.

Pension and OPEB Cash Flows

Contributions

We expect to make approximately $1,275 in benefit payments for our unfunded SERB plan for 2009.  While no mandatory pension plan contributions are required at this time, we may decide to make a voluntary contribution to the plans during the year.  We expect to provide approximately $7,800 for benefit payments for our other postretirement benefit plans for the year ending December 31, 2009.

Estimated Future Benefit Payments

The following table provides the estimated future benefit payments for the pension and other postretirement benefit plans.

	Pension Benefits	OPEB Benefits
2009	$6,123	$7,808
2010	6,350	8,981
2011	6,584	10,037
2012	6,818	10,830
2013	7,013	11,565
2014 - 2018	42,867	68,767

13.	Shareholders’ Equity

Common Stock

Under our Restated Certificate of Incorporation, our Board of Directors is authorized to issue up to 100,000,000 shares of common stock.  See Note 14 Share Based Compensation for information about the issuance of common shares during 2008 as part of our stock incentive plans for stock option exercises, service-based share awards and performance share awards.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are currently outstanding, including our Series A Convertible Preferred Stock, or which we may designate and issue in the future.

Preferred Stock

Under our Restated Certificate of Incorporation, our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock.  Our Board of Directors may issue preferred stock in one or more series and determine for each series the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting that series, as well as the designation thereof.  Depending upon the terms of preferred stock established by our Board of Directors, any or all of the preferred stock could have preference over the common stock with respect to dividends and other distributions and upon the liquidation of Century. In addition, issuance of any shares of preferred stock with voting powers may dilute the voting power of the outstanding common stock.

Series A Convertible Preferred Stock

Shares Authorized and Outstanding.  In July 2008, we issued 160,000 shares of our Series A Convertible Preferred Stock.  All shares of Series A Convertible Preferred Stock are held by Glencore and were issued in connection with the termination of the Financial Sales Contracts on July 7, 2008.  In July and December 2008, we issued additional shares of common stock and triggered an automatic conversion provision of the preferred stock.  In July 2008, our underwriters exercised their over-allotment in an equity offering which triggered an automatic conversion provision of the preferred stock and approximately 4,200 shares of preferred stock were converted into approximately 420,000 shares of common stock.  In December 2008, 13 shares of preferred stock were converted into 1,296 shares of common stock as a result of stock option exercises in the fourth quarter of 2008.  As of December 31, 2008, 155,787 shares of our Series A Convertible Preferred Stock, par value $0.01 per share, were outstanding.

Dividend Rights.   So long as any shares of our Series A Convertible Preferred Stock are outstanding, we may not pay or declare any dividend or make any distribution upon or in respect of our common stock or any other capital stock ranking on a parity with or junior to the Series A Convertible Preferred Stock in respect of dividends or liquidation preference, unless we, at the same time, declare and pay a dividend or distribution on the shares of Series A Convertible Preferred Stock (a) in an amount equal to the amount such holders would receive if they were the holders of the number of shares of our common stock into which their shares of Series A Convertible Preferred Stock are convertible as of the record date fixed for such dividend or distribution, or (b) in the case of a dividend or distribution on other capital stock ranking on a parity with or junior to the Series A Convertible Preferred Stock in such amount and in such form as (based on the determination of holders of a majority of the Series A Convertible Preferred Stock) will preserve, without dilution, the economic position of the Series A Convertible Preferred Stock relative to such other capital stock.

Voting Rights.   The Series A Convertible Preferred Stock has no voting rights for the election of directors or on other matters where the shares of common stock have voting rights.  However, we may not change the powers, preferences or rights given to the Series A Convertible Preferred Stock, or authorize, create or issue any additional shares of Series A Convertible Preferred Stock without the affirmative vote of the holders of a majority of the shares of Series A Convertible Preferred Stock then outstanding (voting separately as a class).

Liquidation Rights.   Upon any liquidation, dissolution or winding-up of Century, the holders of shares of Series A Convertible Preferred Stock are entitled to receive a preferential distribution of $0.01 per share out of the assets available for distribution.  In addition, upon any liquidation, dissolution or winding-up of Century, if our assets are sufficient to make any distribution to the holders of the common stock, then the holders of shares of Series A Convertible Preferred Stock are also entitled to share ratably with the holders of common stock in the distribution of Century’s assets (as though the holders of Series A Convertible Preferred Stock were holders of that number of shares of common stock into which their shares of Series A Convertible Preferred Stock are convertible).  However, the amount of any such distribution will be reduced by the amount of the preferential distribution received by the holders of the Series A Convertible Preferred Stock.

Transfer Restrictions.   Glencore is prohibited from transferring shares of Series A Convertible Preferred Stock to any party other than an affiliate who agrees to become bound by certain agreements associated with these shares.

Automatic Conversion.   The Series A Convertible Preferred Stock automatically converts, without any further act of Century or any holders of Series A Convertible Preferred Stock, into shares of common stock, at a conversion ratio of 100 shares of common stock for each share of Series A Convertible Preferred Stock, upon the occurrence of any of the following automatic conversion events:

•
If we sell or issue shares of common stock or any other stock that votes generally with our common stock, or the occurrence of any other event, including a sale, transfer or other disposition of common stock by Glencore, as a result of which the percentage of voting stock held by Glencore decreases, an amount of Series A Convertible Preferred Stock will convert to common stock to restore Glencore to its previous ownership percentage;

•
If shares of Series A Convertible Preferred Stock are transferred to an entity that is not an affiliate of Glencore, such shares of Series A Convertible Preferred Stock will convert to shares of our common stock, provided that such transfers may only be made pursuant to an effective registration statement;

•
Upon a sale of Series A Convertible Preferred Stock by Glencore in a Rule 144 transaction in which the shares of Series A Convertible Preferred Stock and our common stock issuable upon the conversion thereof are not directed to any purchaser, such shares of Series A Convertible Preferred Stock sold will convert to shares of our common stock; and

•
Immediately prior to and conditioned upon the consummation of a merger, reorganization or consolidation to which we are a party or a sale, abandonment, transfer, lease, license, mortgage, exchange or other disposition of all or substantially all of our property or assets, in one or a series of transactions where, in any such case, all of our common stock would be converted into the right to receive, or exchanged for, cash and/or securities, other than any transaction in which the Series A Convertible Preferred Stock will be redeemed.

Optional Conversion.   Glencore has the option to convert the Series A Convertible Preferred Stock in a tender offer or exchange offer in which a majority of the outstanding shares of our common stock have been tendered by the holders thereof and not duly withdrawn at the expiration time of such tender or exchange offer, so long as the Series A Convertible Preferred Stock is tendered or exchanged in such offer.

Stock Combinations; Adjustments.   If, at any time while the Series A Convertible Preferred Stock is outstanding, Century combines outstanding common stock into a smaller number of shares, then the number of shares of common stock issuable on conversion of each share of Series A Convertible Preferred Stock will be decreased in proportion to such decrease in the aggregate number of shares of common stock outstanding.

Redemptions or Repurchases of Common Stock.   We may not redeem or repurchase our common stock unless we redeem or repurchase, or otherwise make a payment on, a pro rata number of shares of the Series A Convertible Preferred Stock. These restrictions do not apply to our open market repurchases or our repurchases pursuant to our employee benefit plans.

Right of Redemption.   The Series A Convertible Preferred Stock will be redeemed by Century if any of the following events occur (at a redemption price based on the trading price of our common stock prior to the announcement of such event) and Glencore votes its shares of our common stock in opposition to such events:

•
We propose a merger, reorganization or consolidation, sale, abandonment, transfer, lease, license, mortgage, exchange or other disposition of all or substantially all of our property or assets where any of our common stock would be converted into the right to receive, or exchanged for, assets other than cash and/or securities traded on a national stock exchange or that are otherwise readily marketable, or

•
We propose to dissolve and wind up and assets other than cash and/or securities traded on a national stock exchange or that are otherwise readily marketable are to be distributed to the holders of our common stock.

14.	Share Based Compensation

1996 Stock Incentive Plan — We award performance-based and service-based (time vested) share awards and grant qualified incentive and nonqualified stock options to our salaried officers, non-employee directors, and other key employees from our 1996 Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan has 5,000,000 shares authorized for issuance with approximately 3,393,000 shares remaining at December 31, 2008.  Granted stock options have a term of 10 years and typically vest one-third on the grant date and additional one-third on the first and second anniversary dates of the grant.  In 2008, our non-employee director’s received annual grants of service-based share awards that vest following 12 months of service.  In previous years, our non-employee directors received an annual option grants that vested one-fourth each calendar quarter. In addition to the stock options, we grant service-based stock awards that typically vest over a period of three years from the date of grant provided that the recipient is still our employee at the time of vesting.

In April 2008, we instituted changes to the equity compensation program for our directors.  Continuing directors will now receive annual grants of service-based share awards, rather than an annual stock option award.  New directors will receive a one-time initial award of 1,000 service-based share awards that vest 50% following 12 months of service and 50% following 24 months of service.  These awards are included in our service-based share awards for periods after April 2008.

As of December 31, 2008, options to purchase 427,434 shares of common stock were outstanding and approximately 79,076 service-based stock awards have been authorized and will vest if the employee recipients are employed for the requisite service periods.

The Stock Incentive Plan provides for grants of performance share units upon the attainment of certain established performance goals.  The performance share units represent the right to receive common stock, on a one-for-one basis on their vesting dates.  As of December 31, 2008, approximately 380,000 performance share units have been authorized and will vest upon the attainment of the performance goals.

In April 2008, we instituted changes to our performance share program.  Under the amended performance share plan, a portion of the performance share award will be granted in service-based share awards at the grant date.  These shares will be awarded to the plan participant if the participant is still an employee on the award date and are included in our service-based share awards for periods after April 2008.  Prior to the performance share plan amendments, our goal-based performance share units were not considered common stock equivalents until it became probable that performance goals would be obtained.

Non-Employee Directors Stock Option Plan — Our non-employee directors’ stock option plan is no longer an active plan. As of December 31, 2008, this plan has 28,500 outstanding options, but no new options will be issued out of this plan.

A summary of the changes in options outstanding under our Stock Incentive Plan and the Non-Employee Directors Stock Option Plan during the year ended December 31, 2008 is presented below:

Options	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at January 1, 2008	484,717	$37.40
Granted	25,000	54.71
Exercised	(76,616)	37.10
Forfeited	(5,667)	52.84
Outstanding and expected to vest at December 31, 2008 (1)	427,434	$38.29	7.5	$22
Fully vested and exercisable at December 31, 2008	365,847	$35.88	7.3	$22

(1)	We expect all of our outstanding options to vest as our forfeitures are immaterial.

Service-based share awards (1)	Number
Outstanding at January 1, 2008	82,834
Granted	44,408
Vested (Awarded)	(48,166)
Forfeited	—
Outstanding at December 31, 2008	79,076

(1)	All of our service-based stock awards require the recipients to remain an employee for a certain period of time before the award vests. Recipients receive common stock upon vesting.

Non-vested Stock Options:	Number	Weighted Average Fair Value
Non-vested options at January 1, 2008	183,337	$24.17
Granted	25,000	20.61
Vested	(141,417)	23.15
Forfeited	(5,333)	27.97
Non-vested options at December 31, 2008	61,587	$24.74

	Year ended December 31,
	2008	2007	2006
Weighted average per share fair value of:
Stock options grants	$20.61	$28.80	$24.38
Service-based share grants	69.60	48.43	36.12
Total intrinsic value of option exercises	2,166	2,615	3,632
Share-based liabilities paid (1)	3,692	2,281	2,867
Total fair value of shares vested during the period	3,275	4,044	1,771

(1)	Share based liabilities paid represent the fair value of shares issued on the vesting date to certain key employees under our performance share program.

Option Pricing Model – We estimate the fair value of each option and service-based share award using the Black-Scholes option-pricing model on the date of grant.  We used the following assumptions to estimate the fair value of our share awards for 2008 and 2007.

	2008	2007
Risk-free interest rate	1.98-2.92%	3.60-5.02%
Expected dividend yield	$0.00	$0.00
Expected volatility	47 – 52%	45 – 60%
Expected forfeiture rate	0% – 3%	0% – 3%
Expected term (years)	3.0 – 5.0	3.0 – 6.25

In 2008, our expected term assumption was based on historical exercise data for fully vested awards.  Through December 31, 2007, we estimated the expected term of the options using the method specified in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107.  The risk-free interest rate is based on the yield on the measurement date for zero-coupon U.S. Treasury bond strips with terms similar to the expected life of the option.  The dividend yield is zero, based on our current dividends policy.  Expected volatility is estimated using the historical volatility of the price of our common stock over the expected term of the options.  The expected forfeiture rate is based on our historical forfeiture rate by employee class.

The following table summarizes the compensation cost recognized for the year ended December 31, 2008, 2007 and 2006, respectively, for all options, service-based share and performance-based share awards.  No share-based compensation cost was capitalized during these periods and there were no significant modifications of any share-based awards in 2008, 2007, or 2006.

	Year ended December 31,
	2008	2007	2006
Share-based compensation expense reported:
Stock option grants	$2,635	$4,478	$4,358
Service-based stock awards	1,787	1,484	1,224
Performance-based stock grants	8,045	2,946	3,947
Total share-based compensation expense before income tax	12,467	8,908	9,529
Income tax benefit	—	(3,274)	(3,516)
Total share-based compensation expense, net of income tax benefit	$12,467	$5,634	$6,013

As of December 31, 2008, we had unrecognized compensation expense of $3,206 before taxes, related to non-vested stock options and service-based stock awards.  This expense will be recognized over a weighted average period of 0.75 years.  The unrecognized compensation expense is expected to be recognized over the following periods:

	2009	2010	2011
Stock-based compensation expense (pre-tax)	$2,279	$912	$15

During the year ended December 31, 2008, we received $2,843 from employees for the exercise of stock options.  For the year ended December 31, 2008, we recorded an excess tax benefit of $657 related to these stock option exercises.

It has been our policy to issue new shares to satisfy the requirements of our share-based compensation plans.  We do not expect to repurchase shares in the future to support our share-based compensation plans.

15.	Earnings (Loss) Per Share

Basic earnings per share (“EPS”) amounts are calculated by dividing earnings available to common shareholders by the average number of common shares outstanding.  Diluted EPS amounts assume the issuance of common stock for all potentially dilutive common shares outstanding.  During 2008, 2007 and 2006, we reported net losses, so any dilutive common shares would be antidilutive to EPS.  The following table shows the basic and diluted earnings (loss) per share for these periods:

	Income	Shares (000)	Per-Share
Basic and Diluted EPS:
Net loss
Year end December 31, 2008	$(895,187)	44,759	$(20.00)
Year end December 31, 2007	$(105,586)	37,199	$(2.84)
Year end December 31, 2006	$(44,976)	32,395	$(1.39)

Impact of issuance of Series A Convertible Preferred Stock on EPS

We issued 160,000 shares of Series A Convertible Preferred Stock (convertible into 16,000,000 common shares) as a portion of the consideration for the Financial Sales Contract termination transaction.  See Note 4 Termination Transaction for additional information.  The preferred stock has similar characteristics of a “participating security” as described by SFAS No. 128, “Earnings Per Share” and EITF 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128.”  In accordance with the guidance in SFAS No. 128 and EITF 03-6, we would calculate basic EPS using the Two-Class Method, allocating undistributed income to our preferred shareholders consistent with their participation rights, and diluted EPS using the If-Converted Method when applicable.

EITF 03-6 does not require the presentation of basic and diluted EPS for securities other than common stock and the EPS amounts, as presented, only pertain to our common stock.

The Two-Class Method is an earnings allocation formula that determines earnings per share for common shares and participating securities according to dividends declared (or accumulated) and the participation rights in undistributed earnings.  Our preferred stock is a non-cumulative perpetual participating convertible preferred stock with no set dividend preferences.  The dividend rights of our preferred shareholder are equal to our common shareholders, as if it held the number of common shares into which its shares of preferred stock are convertible into as of the record date.  The liquidation rights of the preferred stock mirror their dividend rights, in that the preferred stock ranks in parity to the common stock in respect of liquidation preference and would be entitled to share ratably with common stock holders in the distribution of assets in a liquidation (as though the preferred stock holders held the number of shares of common stock into which their shares of preferred stock were convertible).  See Note 13 Shareholders’ Equity for additional information about the rights and features of the preferred stock.

The holders of our convertible preferred stock do not have a contractual obligation to share in the losses of Century.  Thus, in periods where we report net losses, we do not allocate the net losses to the convertible preferred stock for the computation of basic or diluted EPS.

For the calculation of basic and diluted EPS for the 2008 using the Two-Class Method, we did not allocate any of our undistributed net loss to the convertible preferred stock.  During 2007 and 2006, there was no preferred stock outstanding and the Two-Class Method was not applied for the comparable periods in 2007 or 2006.

For the period ended December 31, 2008, 427,434 options to purchase common stock and 79,076 service-based share awards were outstanding, but were excluded from the calculation of diluted earnings per share because of the antidilutive effect.  Based on the average price for our common stock for the year ended December 31, 2008, we would have issued approximately 2,030,000 shares upon an assumed conversion of our convertible debt.  These shares were also excluded from the calculation of diluted earnings per share because of the antidilutive effect.

For the period ended December 31, 2007, 484,717 options to purchase common stock and 82,834 service-based share awards were outstanding, but were excluded from the calculation of diluted earnings per share because of the antidilutive effect.  Based on the average price for our common stock for the year ended December 31, 2007, we would have issued approximately 2,566,000 shares upon an assumed conversion of our convertible debt.  These shares were also excluded from the calculation of diluted earnings per share because of the antidilutive effect.

For the period ended December 31, 2006, 423,537 options to purchase common stock and 91,500 service-based share awards were outstanding, but were excluded from the calculation of diluted earnings per share because of the antidilutive effect.  Based on the average price for our common stock for the year ended December 31, 2006, we would have issued approximately 1,091,000 shares upon an assumed conversion of our convertible debt.  These shares were also excluded from the calculation of diluted earnings per share because of the antidilutive effect.

Subsequent issuance of common stock

In February 2009, we completed an equity offering and issued 24,500,000 shares of our common stock.  This issuance would have materially changed the number of common shares outstanding at December 31, 2008 had the offering occurred prior to the end of the period.  See Note 26 Subsequent Event for additional information about the equity offering.

16.	Income Taxes

The components of pre-tax book loss consist of the following:
	Year Ended December 31,
	2008	2007	2006
U.S.	$(600,063)	$(321,965)	$(164,707)
Foreign	(3,182)	84,410	49,301
Total	$(603,245)	$(237,555)	$(115,406)

Significant components of the income tax benefit (expense) consist of the following:
	Year Ended December 31,
	2008	2007	2006
Current:
U.S. federal current expense (benefit)	$(62,064)	$24,471	$62,279
State current expense (benefit)	4,848	(3,205)	11,840
Foreign current expense (benefit)	8,381	(3,296)	182
Total current expense (benefit)	(48,835)	17,970	74,301
Deferred:
U.S. federal expense (benefit)	335,155	(164,682)	(138,065)
State deferred expense (benefit)	20,447	7,918	(27,165)
Foreign deferred tax expense (benefit)	2,081	22,471	36,583
Total deferred expense (benefit)	357,683	(134,293)	(128,647)
Total income tax expense (benefit)	$308,848	$(116,323)	$(54,346)

A reconciliation of the statutory U.S. Federal income tax rate to the effective income tax rate on income (loss) is as follows:
	2008	2007	2006
Federal Statutory Rate	35.0%	35.0%	35.0%
Effect of:
Permanent differences	2.2%	1.0%	(0.5)%
State taxes, net of Federal benefit	1.8%	5.5%	5.7%
Foreign earnings taxed at different rates than U.S.	(5.1)%	16.7%	10.2%
Equity earnings in joint ventures	(1.1)%	(2.3)%	(3.3)%
Valuation allowance	(85.4)%	(5.8)%	—
Other	1.4%	(1.1)%	—
Effective tax rate	(51.2)%	49.0%	47.1%

Our permanent differences primarily relate to tax-exempt interest income, domestic production deduction, nondeductible executive compensation, meals and entertainment disallowance and other nondeductible expenses.

Significant components of our deferred tax assets and liabilities as of December 31 are as follows:
	2008	2007
Deferred tax assets:
Accrued postretirement benefit cost	$46,859	$42,099
Accrued liabilities	8,781	7,798
Share-based compensation	4,491	4,012
Derivative and hedging contracts	560,413	390,791
Equity contra - other comprehensive loss	56,582	30,310
State net operating losses	3,345	1,885
Foreign net operating losses	21,755	15,968
Other	2,696	339
Total deferred tax assets	704,922	493,202
Valuation allowance	(550,204)	(13,881)
Net deferred tax assets	$154,718	$479,321
Deferred tax liabilities:
Tax over financial statement depreciation	$(132,492)	$(131,190)
Pension	(1,942)	(3,145)
Income from domestic partnership	(3,532)	(3,339)
Debt basis difference	(7,805)	(10,462)
Unrepatriated foreign earnings	(42,705)	(12,311)
Foreign basis differences	(5,757)	(1,341)
Total deferred tax liabilities	(194,233)	(161,788)
Net deferred tax (liability)/asset	$(39,515)	$317,533

The net deferred tax liability of $39,515 at December 31, 2008, is net of a non-current deferred foreign income tax liability of $66,038 and includes $32,290 of current deferred tax assets and $5,767 of non-current deferred tax liabilities.  The net deferred tax asset of $317,533 at December 31, 2007, is net of a non-current deferred foreign income tax liability of $62,931 and includes $69,858 of current deferred tax assets and $310,606 of non-current deferred tax assets.

Under SFAS No.109, “Accounting for Income Taxes”, a valuation allowance must be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized.  The amount of valuation allowance is based upon our best estimate of our ability to realize the net deferred tax assets.  A valuation allowance can subsequently be reversed when we believe that the assets are realizable on a more likely than not basis.  We recorded a valuation allowance of $530,998 against a portion of our federal and state deferred tax assets as of December 31, 2008, due to our belief that it is more likely than not that these assets will not be realized.  We recorded a valuation allowance of $19,206 against a portion of our Icelandic and Hong Kong NOL deferred tax assets as of December 31, 2008, due to our belief that it is more likely than not that these assets will not be realized.

At December 31, 2008, we had state net operating loss carry forwards of $3,345 and Icelandic net operating loss carry forwards of $21,755.  State net operating losses begin to expire in 2009, and Icelandic net operating losses begin to expire in 2016.

We have removed our assertion to permanently reinvest foreign earnings for the current year.  We recorded deferred income taxes of $30,394 related to the change in our election for the current year.  We did not change the assertion in place for periods prior to and including December 31, 2007.  The cumulative amount of foreign undistributed earnings for which no deferred taxes have been provided was $34,864 at December 31, 2008.

We adopted the provisions of FASB Interpretation (“FIN”) No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of SFAS No 109," as of January 1, 2007.  As a result of the adoption of FIN 48, we increased our January 1, 2007 retained deficit balance approximately $7,900.  As of the adoption date, we had unrecognized tax benefits of $21,800 (including interest and net of federal benefit).  If recognized, $15,200 of unrecognized tax benefits would affect the effective tax rate.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits (excluding interest) is as follows:
	2008	2007
Balance as of January 1,	$40,600	$18,100
Additions based on tax positions related to the current year	1,800	6,600
Reductions based on tax positions related to the current year	(4,400)	—
Additions based on tax positions of prior years	—	16,200
Reductions for tax positions of prior years	(1,000)	(300)
Decreases due to lapse of applicable statute of limitations	(4,200)	—
Settlements	(11,200)	—
Balance as of December 31,	$21,600	$40,600

Included in the above $21,600 balance at December 31, 2008 are $7,200 of tax positions whose tax characterization is highly certain but for which there is uncertainty about the timing of tax return inclusion. Because of the impact of deferred tax accounting, other than interest and penalties, the timing would not impact the annual effective tax rate but could accelerate the payment of cash to the taxing authority to an earlier period. Included in the balance at December 31, 2008, are estimates of uncertain tax positions related to state tax filings.

Included in the above $40,600 balance at December 31, 2007 are $21,600 of tax positions whose tax characterization is highly certain but for which there is uncertainty about the timing of tax return inclusion. Because of the impact of deferred tax accounting, other than interest and penalties, the timing would not impact the annual effective tax rate but could accelerate the payment of cash to the taxing authority to an earlier period. Included in the balance at December 31, 2007, are estimates of uncertain tax positions related to state tax filings.

It is our policy to recognize potential accrued interest and penalties related to unrecognized tax benefits in income tax expense.  In 2008 and 2007, we recognized $(4,900) and $1,800, respectively, in interest and penalties.

Century and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions, and Iceland. In connection with an audit conducted by Internal Revenue Service (“IRS”) for the tax years 2000 through 2002, the IRS raised issues and proposed tax deficiencies.  We filed an administrative appeal with the IRS with respect to these examinations, and in April 2008, we received notification from the IRS Appeals Office that the Joint Committee had approved the settlement of all issues related to these examinations.  As a result of our settlement of all issues related to this examination, our unrecognized tax benefits were reduced by $20,100 which includes a reduction in accrued interest of $3,300 and recognition of a current tax payable of $16,800 of which $11,247 was paid in the third quarter of 2008 and the remainder was paid in the fourth quarter of 2008.  The statute of limitations for the federal and some state income tax years closed September 15, 2008 which resulted in a decrease of $4,200 in our liability of unrecognized tax benefits.

Our federal income tax returns beginning in 2005 are subject to examination.  Material state and local income tax matters have been concluded for years through 2002.  West Virginia completed an income tax examination for 2003 through 2005 with no changes.  The majority of our other state returns beginning in 2003 are subject to examination.  Our Icelandic tax returns are subject to examination and income tax matters have been concluded for years through 2001.

We do not expect a significant change in the balance of unrecognized tax benefits within the next twelve months.

17.	Contingencies and Commitments

Environmental Contingencies

We believe our current environmental liabilities do not have, and are not likely to have, a material adverse effect on our financial condition, results of operations or liquidity. However, there can be no assurance that future requirements or conditions at currently or formerly owned or operated properties will not result in liabilities which may have a material adverse effect.

Century Aluminum of West Virginia, Inc. (“CAWV”) continues to perform remedial measures at our Ravenswood, West Virginia facility (“Ravenswood”) pursuant to an order issued by the Environmental Protection Agency (“EPA”) in 1994 (the “3008(h) Order”). CAWV also conducted a RCRA facility investigation (“RFI”) under the 3008(h) Order evaluating other areas at Ravenswood that may have contamination requiring remediation. The RFI has been approved by appropriate agencies. CAWV has completed interim remediation measures at two sites identified in the RFI, and we believe no further remediation will be required. A Corrective Measures Study, which will formally document the conclusion of these activities, is being completed with the EPA. We believe a significant portion of the contamination on the two sites identified in the RFI is attributable to the operations of third parties and is their financial responsibility.

Prior to our purchase of Hawesville, the EPA issued a final Record of Decision (“ROD”) under the Comprehensive Environmental Response, Compensation and Liability Act. By agreement, Southwire, the former owner and operator is to perform all obligations under the ROD.  Century Aluminum of Kentucky General Partnership (“Century Kentucky”) has agreed to operate and maintain the ground water treatment system required under the ROD on behalf of Southwire, and Southwire will reimburse Century Kentucky for any expense that exceeds $400 annually.

Century is a party to an EPA Administrative Order on Consent (the “Order”) pursuant to which other past and present owners of an alumina refining facility at St. Croix, Virgin Islands have agreed to carry out a Hydrocarbon Recovery Plan to remove and manage hydrocarbons floating on groundwater underlying the facility.  Pursuant to the Hydrocarbon Recovery Plan, recovered hydrocarbons and groundwater are delivered to the adjacent petroleum refinery where they are received and managed. Lockheed Martin Corporation (“Lockheed”), which sold the facility to one of our affiliates, Virgin Islands Alumina Corporation (“Vialco”), in 1989, has tendered indemnity and defense of this matter to Vialco pursuant to the terms of the Lockheed–Vialco Asset Purchase Agreement.  Management does not believe Vialco’s liability under the Order or its indemnity to Lockheed will require material payments.  Through December 31, 2008, we have expended approximately $770 on the Hydrocarbon Recovery Plan.  Although there is no limit on the obligation to make indemnification payments, we expect the future potential payments under this indemnification to comply with the Order will be approximately $500, which may be offset in part by sales of recoverable hydrocarbons.

In May 2005, Century and Vialco were among several defendants listed in a lawsuit filed by the Commissioner of the Department of Planning and Natural Resources, in his capacity as Trustee for Natural Resources of the United States Virgin Islands.  The complaint alleges damages to natural resources caused by alleged releases from the alumina refinery facility at St. Croix and the adjacent petroleum refinery.  The primary cause of action is pursuant to the natural resource damage provisions of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, but various ancillary Territorial law causes of action were included also.  Lockheed has tendered indemnity and defense of the case to Vialco pursuant to the terms of the Lockheed-Vialco Asset Purchase Agreement.  The complaint seeks unspecified monetary damages, costs and attorney fees.

In July 2005, Century and Vialco and the other defendants timely filed separate motions to dismiss asserting certain affirmative defenses including the statute of limitations.  On October 31, 2008, the district judge issued his ruling on these motions.  The judge denied the defendants' motions to dismiss based on the statute of limitations, but granted the motions as to certain of the Territorial law causes of action.  As to the motions to dismiss, the judge concluded that defendants had not proved the defense based only on the pleadings and did not consider the various exhibits attached to the motions.  Accordingly, this ruling does not foreclose a later finding, after appropriate discovery is conducted, that the statute of limitations bars certain claims.

In December 2006, Vialco and the two succeeding owners of the alumina facility were named as defendants in a lawsuit filed by the Commissioner of the Department of Planning and Natural Resources of the United States Virgin Islands.  The complaint alleges the defendants failed to take certain actions specified in a Coastal Zone management permit issued to Vialco in October 1994, and seeks statutory and other unspecified monetary penalties for the alleged violations.  Vialco filed its answer to the complaint asserting factual and affirmative defenses.  The parties are currently engaged in the discovery process.

We intend to defend both Vialco lawsuits vigorously and to assert all applicable defenses.  Pursuant to the terms of the asset purchase agreement between Vialco and the purchaser of the facility in 1995, the purchaser assumed responsibility for all costs and other liabilities associated with the bauxite waste disposal facilities, including pre-closure and post-closure liabilities.  At this time, it is impossible to predict the ultimate outcome of these actions or to estimate a range of possible damage awards.

In July 2006, Century was named as a defendant, together with certain affiliates of Alcan Inc., in a lawsuit brought by Alcoa Inc. seeking to determine responsibility for certain environmental indemnity obligations related to the sale of a cast aluminum plate manufacturing facility located in Vernon, California, which we purchased from Alcoa Inc. in December 1998, and sold to Alcan Rolled Products-Ravenswood LLC (formerly Pechiney Rolled Products, LLC) in July 1999. The complaint also seeks costs and attorney fees.  At this time, it is impossible to predict the ultimate outcome of these actions or to estimate a range of possible damage awards.

It is our policy to accrue for costs associated with environmental assessments and remedial efforts when it becomes probable that a liability has been incurred and the costs can be reasonably estimated.  The aggregate environmental-related accrued liabilities were $848 and $790 at December 31, 2008 and December 31, 2007, respectively. All accrued amounts have been recorded without giving effect to any possible future recoveries. With respect to costs for ongoing environmental compliance, including maintenance and monitoring, such costs are expensed as incurred.

Because of the issues and uncertainties described above, and our inability to predict the requirements of future environmental laws, there can be no assurance that future capital expenditures and costs for environmental compliance will not have a material adverse effect on our future financial condition, results of operations, or liquidity. Based upon all available information, management does not believe that the outcome of these environmental matters will have a material adverse effect on our financial condition, results of operations, or liquidity.

Legal Contingencies

We have pending against us or may be subject to various lawsuits, claims and proceedings related primarily to employment, commercial, environmental, safety and health matters. Although it is not presently possible to determine the outcome of these matters, management believes their ultimate disposition will not have a material adverse effect on our financial condition, results of operations, or liquidity.

Power Commitments

Hawesville purchases substantially all of its power from Kenergy Corp. (“Kenergy”), a retail electric member cooperative of the Big Rivers Electrical Corporation (“Big Rivers”), under a power supply contract that expires at the end of 2010.  Under this contract, approximately 70% (339 megawatts (“MW”)) of Hawesville’s current power requirements are at fixed prices.  We acquire the remaining power requirements for Hawesville through a combination of short-term fixed-price contracts and deliveries at the spot market rates.

We are working with Big Rivers and Kenergy on a proposal that would restructure and extend the existing power supply contract.  The proposed new long-term power contract was filed with the Kentucky Public Service Commission in late December 2008.  The contract would provide all of Hawesville’s power requirements through 2023 at cost-based pricing.  We expect the transaction to close in the second quarter of 2009.

Appalachian Power Company (“APCo”) supplies all of Ravenswood’s power requirements under an agreement at prices set forth in published tariffs, which are subject to change.  On April 29, 2008, APCo requested a rate increase to cover the increased cost of fuel and purchased power as well as capital improvements.  The West Virginia Public Service Commission approved an approximate 11% increase in the special contract rate paid by our Ravenswood smelter on June 26, 2008.  The rate increase was effective July 1, 2008.  Under the special rate contract, Ravenswood may be excused from or may defer the payment of the increase in the tariff rate if aluminum prices as quoted on the LME fall below pre-determined levels.  We are reviewing options to extend the term of the existing agreement that establishes an LME based cap on the tariff rates.

Mt. Holly purchases all of its power from the South Carolina Public Service Authority at rates established by published schedules. Mt. Holly’s current power contract expires December 31, 2015.  Power delivered through 2010 will be priced as set forth in currently published schedules, subject to adjustments for fuel costs. Rates for the period 2011 through 2015 will be as provided under then-applicable schedules.

The Nordural facility at Grundartangi, Iceland (“Grundartangi”) purchases power from Landsvirkjun, HS Orka hf and Orkuveita Reykjavíkur (“OR”) under long-term contracts due to expire between 2019 and 2029, respectively. The power delivered to Grundartangi is priced at a rate based on the LME price for primary aluminum, is paid in U.S. dollars and is from hydroelectric and geothermal sources.

Nordural Helguvik has signed electrical power supply agreements with HS Orka hf and OR, for the proposed Helguvik smelter.  Under the agreements, power will be supplied to the proposed Helguvik facility in four 90,000 mtpy stages, beginning with an initial phase of up to 160 megawatts (“MW”).  HS Orka hf will provide up to 150 MW in this initial stage, and OR will supply up to 47.5 MW.  Electricity delivery for this first phase is targeted to begin in late 2011.  The agreements which are subject to the satisfaction of certain conditions provide for additional power, as available to support a complete potline of 360,000 mtpy.

Labor Commitments

Approximately 79% of our U.S. based work force is represented by the United Steelworkers of America (the “USWA”).  Our Ravenswood plant employees represented by the USWA are under a labor agreement that will expire on May 31, 2009.  The agreement covers approximately 550 hourly employees at the Ravenswood plant.  For additional information about Ravenswood operations see the Subsequent Events Note.  Our Hawesville, Kentucky, plant employees represented by the USWA are under a collective bargaining agreement that will expire on March 31, 2010.  The agreement covers approximately 610 hourly workers at the Hawesville plant.

Approximately 84% of Grundartangi’s work force is represented by five labor unions under an agreement that expires on December 31, 2009.

18.	Forward Delivery Contracts and Financial Instruments

As a producer of primary aluminum, we are exposed to fluctuating raw material and primary aluminum prices.  We routinely enter into fixed and market priced contracts for the sale of primary aluminum and the purchase of raw materials in future periods.

Forward Physical Delivery Agreements

Long-term Primary Aluminum Sales Contracts

Contract	Customer	Volume	Term	Pricing
Alcan Metal Agreement (1)	Alcan	14 million pounds per month in 2009	Through August 31, 2009	Variable, based on U.S. Midwest market
Glencore Metal Agreement I (2)	Glencore	50,000 metric tons per year	Through December 31, 2009	Variable, LME-based
Glencore Metal Agreement II (3)	Glencore	20,400 metric tons per year	Through December 31, 2013	Variable, based on U.S. Midwest market
Southwire Metal Agreement (4)	Southwire	240 million pounds per year (high conductivity molten aluminum)	Through March 31, 2011	Variable, based on U.S. Midwest market
Southwire Metal Agreement	Southwire	60 million pounds per year (standard-grade molten aluminum)	Through December 31, 2010	Variable, based on U.S. Midwest market

(1)	A force majeure at the Alcan facility reduced our January 2009 shipments under this contract approximately 3 million pounds.
(2)
We account for the Glencore Metal Agreement I as a derivative instrument under SFAS No. 133.  We have not designated the Glencore Metal Agreement I as “normal” because it replaced and substituted for a significant portion of a sales contract which did not qualify for this designation.  Because the Glencore Metal Agreement I is variably priced, we do not expect significant variability in its fair value, other than changes that might result from the absence of the U.S. Midwest premium.

(3)
We account for the Glencore Metal Agreement II as a derivative instrument under SFAS No. 133.  Under the Glencore Metal Agreement II, pricing is based on then-current market prices, adjusted by a negotiated U.S. Midwest premium with a cap and a floor as applied to the current U.S. Midwest premium.

(4)	The Southwire Metal Agreement will automatically renew for additional five-year terms, unless either party provides 12 months notice that it has elected not to renew.

Long-term Tolling Contracts

Contract	Customer	Volume	Term	Pricing
Billiton Tolling Agreement (1)	BHP Billiton	130,000 mtpy	Through December 31, 2013	LME-based
Glencore Toll Agreement (1)(2)	Glencore	90,000 mtpy	Through July 31, 2016	LME-based
Glencore Toll Agreement (1)	Glencore	40,000 mtpy	Through December 31, 2014	LME-based

(1)
Grundartangi’s tolling revenues include a premium based on the European Union (“EU”) import duty for primary aluminum.  In May 2007, the EU members reduced the EU import duty for primary aluminum from six percent to three percent and agreed to review the new duty after three years.  This decrease in the EU import duty for primary aluminum negatively impacts Grundartangi’s revenues and further decreases would also have a negative impact on Grundartangi’s revenues, but it is not expected to have a material effect on our financial position and results of operations.

(2)	Glencore assigned 50% of its tolling rights under this agreement to Hydro Aluminum through December 31, 2010.

Apart from the Alcan Metal Agreement, Glencore Metal Agreement I, Glencore Metal Agreement II and Southwire Metal Agreement, we had forward delivery contracts to sell 84,047metric tons and 96,807 metric tons of primary aluminum at December 31, 2008 and December 31, 2007, respectively.  Of these forward delivery contracts, we had fixed price commitments to sell 330 metric tons and 2,818 metric tons of primary aluminum at December 31, 2008 and December 31, 2007, respectively, of which 319 metric tons at December 31, 2008 and none at December 31, 2007 were with Glencore.

Financial Sales Agreements

To mitigate the volatility in our unpriced forward delivery contracts, we enter into fixed price financial sales contracts, which settled in cash in the period corresponding to the intended delivery dates of the forward delivery contracts.  Certain of these fixed price financial sales contracts were accounted for as cash flow hedges depending on our designation of each contract at its inception.

All aluminum-based financial and physical delivery contracts are marked-to-market using the LME spot and forward market for primary aluminum.  Because there is no quoted futures market price for the U.S. Midwest premium component of the market price for primary aluminum, it is necessary for management to estimate the U.S. Midwest premium based on the historical U.S. Midwest premium. The forward natural gas purchase contracts are marked-to-market using the NYMEX spot and forward market for natural gas.

As of December 31, 2008, we had no fixed price financial sales contracts outstanding.  We had no fixed price financial contracts to purchase aluminum at December 31, 2008 or December 31, 2007.  Our primary aluminum financial sales contracts open position, with Glencore as the counterparty, for December 31, 2007 is summarized below:
	Primary Aluminum Financial Sales Contracts as of:
	(Metric tons)
	December 31, 2007
	Cash Flow Hedges	Derivatives	Total
2008	9,000	100,200	109,200
2009	—	105,000	105,000
2010	—	105,000	105,000
2011	—	75,000	75,000
2012	—	75,000	75,000
2013-2015	—	225,000	225,000
Total	9,000	685,200	694,200

Forwards and Financial Purchase Agreements

Power

We are party to a power supply agreement at Ravenswood that contains LME-based pricing provisions that are an embedded derivative.  The embedded derivative does not qualify for cash flow hedge treatment and is marked to market quarterly.  Gains and losses on the embedded derivative are recorded in net gain (loss) on forward contracts on the Consolidated Statement of Operations.  We recorded a $2,202 gain on the embedded derivative during 2008, gains and losses on the embedded derivative were not significant to our financial position or results of operations during 2007 and 2006.

Natural Gas

To mitigate the volatility of the natural gas markets, we enter into fixed-price financial purchase contracts, accounted for as cash flow hedges, which settle in cash in the period corresponding to the intended usage of natural gas.

	Natural Gas Financial Purchase Contracts as of:
	(Thousands of MMBTU)
	December 31, 2008	December 31, 2007
2008	—	1,150
2009	3,340	—
Total	3,340	1,150

Foreign Currency

We are exposed to foreign currency risk due to fluctuations in the value of the U.S. dollar as compared to the euro, the Icelandic krona (“ISK”) and the Chinese yuan.  Grundartangi’s labor costs, maintenance costs and other local services are denominated in ISK and a portion of its anode costs are denominated in euros.  As a result, an increase or decrease in the value of those currencies relative to the U.S. dollar would affect Grundartangi’s operating margins.  In addition, we expect to incur capital expenditures for the construction of the Helguvik greenfield smelter project, although we are currently evaluating the Helguvik project’s cost, scope and schedule in light of the global credit crisis and weakening commodity prices.  A significant portion of the capital expenditures for the Helguvik project are forecasted to be denominated in currencies other than the U.S. dollar with a significant portion in ISK.

We manage our foreign currency exposure by entering into foreign currency forward contracts.  During 2008, we purchased foreign currency forward contracts to hedge our foreign currency risk in the ISK associated with a portion of the forecasted operating costs paid in ISK at Grundartangi and for a portion of the forecasted capital expenditures paid in ISK for the Helguvik project.  These forward contracts, which are designated as cash flow hedges and qualify for hedge accounting under SFAS No.133, have maturities through September 2009.  The critical terms of the contracts essentially match those of the underlying exposure.  The effective portion of the forward contracts gain or loss is reported in other comprehensive income, and the ineffective portion is reported currently in earnings.

Each month, when we settle the foreign currency forward contracts, the realized gain or loss on our cash flow hedges for Grundartangi operating costs are recognized in income as part of our cost of goods sold.  The realized gain or loss for our cash flow hedges for the Helguvik capital expenditures are accumulated in other comprehensive income and will be reclassified to earnings when the project is completed as part of the depreciation expense of the capital assets.

Certain financial sales contracts for primary aluminum, our foreign currency forward and option contracts and all financial purchase contracts for natural gas have been designated as cash flow hedges in accordance with the provisions of SFAS No. 133 (as amended).  We assess the effectiveness of these cash flow hedges quarterly. To the extent such cash flow hedges are effective, unrealized gains and losses on the financial sales contracts are deferred on the balance sheet as accumulated other comprehensive income.  When the hedged transaction is recognized in earnings, we recognize the realized gain or loss in the Consolidated Statement of Operations.  Any ineffective portion of the gain or loss is reported in earnings immediately.

Unwind of foreign currency forward contracts.

In October 2008, following the appreciable devaluation of the ISK versus the U.S. dollar, we reached an agreement with our counterparties and settled the remaining forward contracts that extended through September 2009.  This settlement represented all of our remaining foreign currency forward contracts.  We paid our counterparties approximately $30,200, an amount based on the intrinsic values of the contracts as determined by the forward curve on the date of settlement.

We recognized losses of approximately $15,750 in the fourth quarter of 2008 on the ineffective portions of the forward contracts for the forecasted Helguvik capital expenditures.  These losses are recorded in net loss on forward contracts in our Consolidated Statements of Operations.  The ineffective portion of these forward contracts represents forward contract positions in excess of the revised forecast schedule of Helguvik capital expenditures.  During 2007 and 2006, we did not recognize any gains or losses for the ineffective portion of our cash flow hedges.

The foreign currency forward and natural gas financial purchase contracts are subject to the risk of counterparty credit risk.  However, we only enter into forward financial contracts with counterparties we determine to be creditworthy at the time of entering into the contract.  Due to the fact that we are in a liability position for almost all of our forward contracts, our counterparty risk is very minimal.  If any counterparty failed to perform according to the terms of the contract, the accounting impact would be limited to the difference between the contract price and the market price applied to the contract volume on the date of settlement.

As of December 31, 2008 and 2007, we had recorded in accumulated other comprehensive income deferred losses of $17,506 and $170, net of tax, respectively, on our cash flow hedges.  As of December 31, 2008, an accumulated other comprehensive loss of $16,158 is expected to be reclassified to earnings over the next 12-month period.

19.	Asset Retirement Obligations (“ARO”)

Our asset retirement obligations consist primarily of costs associated with the disposal of spent pot liner used in the reduction cells of our domestic facilities.

The reconciliation of the changes in the asset retirement obligations is presented below:

	Year ended December 31,
	2008	2007
Beginning balance, ARO liability	$13,586	$12,864
Additional ARO liability incurred	2,140	2,038
ARO liabilities settled	(2,464)	(2,348)
Accretion expense	1,075	1,032
Ending balance, ARO liability	$14,337	$13,586

Certain conditional AROs related to the disposal costs of fixed assets at our primary aluminum facilities have not been recorded because they have an indeterminate settlement date.  These conditional AROs will be initially recognized in the period in which sufficient information exists to estimate their fair value.

20.	Related Party Transactions

The significant related party transactions occurring during the years ended December 31, 2008, 2007, and 2006, are described below.

One of the members of our board of directors is the Chairman of the Board of Directors of Glencore International AG.

In addition to the transactions with Glencore described below, Century of Kentucky has purchased alumina in transactions with Gramercy at cost.

St. Ann Bauxite sells bauxite to Sherwin Alumina at prices which management believes approximated market. Since May 1, 2007, Sherwin Alumina has been owned by Glencore.

Recent Transactions with Glencore

As of December 31, 2008, we had no outstanding forward financial sales contracts with Glencore. In November 2004 and June 2005, we entered into forward financial sales contracts with Glencore for the years 2006 through 2010 and 2008 through 2015, respectively, for a minimum of 300,600 and 460,200 metric tons of primary aluminum, respectively, over the term of the contracts, which contained clauses that triggered additional shipment volumes when the market price for a contract month was above the contract ceiling price. These contracts were to be settled monthly.  On July 7, 2008, Century and Glencore agreed to terminate the Financial Sales Contracts upon the payment by Century to Glencore of cash (with a portion being deferred) and upon the issuance by Century to Glencore of 160,000 shares of non-voting preferred stock, which shares are convertible under certain circumstances into our common stock at a conversion ratio of 100 shares of common stock per each share of Series A Convertible Preferred Stock.  In October 2008, we made the final $25,000 principal payment to Glencore in connection with the termination of the Financial Sales Contracts.  See Note 4 Termination Transaction for additional information.

Financial Sales Contract Cash Settlements to Glencore

Cash payments for the historical settlements of the recently terminated Financial Sales Contracts with Glencore were based on the contract shipment volume, contract price and the actual LME price for primary aluminum for the corresponding period. In 2008 through the date of the termination transaction on July 7, 2008, we settled 100,200 metric tons, which consisted of the original contract volume plus the additional volume that was triggered when the LME exceeded certain thresholds. Our cash payments for the contract settlements in 2008, 2007 and 2006 are in the Summary table below.

Purchases from Glencore

We purchased alumina from Glencore on both a spot and long-term contract basis. We believe that all of the alumina purchased under these contracts was purchased at prices which approximated market. We have also purchased alumina from Glencore on a spot basis. We determined the market price for the spot alumina we purchased based on a survey of suppliers at the time that had the ability to deliver spot alumina on the specified terms.  Based on this survey, we believe that all of the spot alumina purchased from Glencore was purchased at prices that approximate market. During 2008, we purchased from Glencore all of our alumina requirements for Ravenswood. The supply agreement for Ravenswood runs through December 31, 2009.

Sales to Glencore

We sold primary aluminum and alumina to Glencore both a spot and long-term contract basis.  See Note 22 Business Segments for additional information about the percentage of sales of primary aluminum to Glencore.

We sold primary aluminum under our long-term sales contracts with Glencore at prices based on the LME price for primary aluminum, as adjusted to reflect the Midwest Premium (a premium typically added for deliveries of aluminum within the U.S.). In addition, we received tolling fees from Glencore under tolling contracts that provide for delivery of primary aluminum produced at Grundartangi. The fee paid by Glencore under these tolling contracts is based on the LME price for primary aluminum, as adjusted to reflect the reduced European Union import duty paid on Icelandic primary aluminum. We believe that all of the transactions with Glencore under these contracts were at market prices.

We have a long-term contract to sell Glencore approximately 50,000 metric tons of primary aluminum produced at Mt. Holly each year through December 31, 2009, at a variable price determined by reference to the LME. We have a long-term contract to sell Glencore 20,400 mtpy of primary aluminum through December 31, 2013, at a variable price based on the LME, adjusted by a negotiated U.S. Midwest market premium with a cap and floor as applied to the current U.S. Midwest Premium.

Other Transactions with Glencore

We are party to separate ten-year and seven-year LME-based alumina tolling agreements with Glencore, for 90,000 and 40,000 metric tons of capacity per year, respectively, at Grundartangi, which run through 2016 and 2014, respectively.  Glencore assigned 50% of its tolling rights under the ten-year agreement to Hydro Aluminum AS for the period 2007 to 2010.

We signed a long-term agreement to buy alumina from Glencore in April 2008. Glencore has agreed to supply us with 290,000 metric tons of alumina in 2010, 365,000 metric tons in 2011, 450,000 metric tons in 2012, 450,000 metric tons in 2013, and 730,000 metric tons in 2014. The alumina price will be indexed to the LME price of primary aluminum.

Summary

A summary of the aforementioned related party transactions for the years ended December 31, 2008, 2007 and 2006 is as follows:

	Year Ended December 31,
	2008	2007	2006
Termination transaction (1)	$1,659,678	$—	$—
Net sales to Glencore	495,961	348,413	259,531
Purchases from Glencore	146,366	178,971	185,462
Cash settlement of financial sales contracts that do not qualify for cash flow hedge accounting	115,019	98,259	54,236
Gramercy alumina purchases	162,417	139,383	134,178
St. Ann Bauxite sales to Sherwin Alumina	61,028	18,721	—

(1)	See Note 4 Termination transaction for additional information.

See Note 18 for a discussion of our fixed-price commitments, forward financial contracts, and contract settlements with related parties.

21.	Supplemental Cash Flow Information

	Year Ended December 31,
	2008	2007	2006
Cash paid for:
Interest	$23,240	$34,321	$42,607
Income taxes	21,777	53,338	58,476
Cash received from:
Interest	7,804	9,878	1,331
Income tax refunds	224	—	587

Non-cash investing activities:
Accrued capital costs	$(22,117)	$3,592	$6,679

Non-Cash Activities

In 2008, 2007 and 2006, we issued shares of common stock to certain key employees to satisfy performance share liabilities of $3,692, $2,281 and $2,867, respectively, as part of our performance share program.

During the years ended December 31, 2007 and 2006, we capitalized interest costs incurred in the construction of equipment of $3,739 and $8,861, respectively.

In 2007, we recorded a $2,461 non-cash loss on extinguishment of debt arising from the write-off of deferred financing costs for the Nordural senior term loan facility.

22.	Business Segments

We operate in one reportable business segment, primary aluminum.  A reconciliation of our consolidated assets to the total of primary aluminum segment assets is provided below.

Segment assets (1):	2008	2007	2006

Primary	$1,937,830	$2,547,432	$2,159,429
Corporate, unallocated	97,528	19,377	11,609
Total assets	2,035,358	$2,566,809	$2,171,038

(1)
Segment assets include accounts receivable, due from affiliates, inventory, intangible assets, and property, plant and equipment-net; the remaining assets are unallocated corporate assets, and deferred tax assets.

Geographic information

Included in the consolidated financial statements are the following amounts related to geographic locations:

	2008	2007	2006
Net sales:
United States	$1,428,948	$1,318,435	$1,245,167
Other	541,828	479,728	313,399
Long-lived assets:(1)
United States	$551,894	$560,285	$567,864
Iceland	911,082	932,339	880,776
Other	58,248	16,382	14,244

(1)	Includes long-lived assets other than financial instruments and deferred tax assets.

Major customer information

In 2008, 2007 and 2006, we had four major customers whose sales revenue exceeded 10% of our net sales.  A loss of any of these customers could have a material adverse effect on our results of operations.  The revenue and percentage of net sales for these customers are as follows:

	Year Ended December 31,
	2008		2007		2006
Glencore	$495,961	25.2%	$348,413	19.4%	$259,531	16.7%
Southwire	404,393	20.5%	431,460	24.0%	420,100	27.0%
Alcan	337,216	17.1%	378,294	21.0%	400,908	25.7%
BHP Billiton	262,752	13.3%	255,646	14.2%	229,524	14.7%

23.	Quarterly Information (Unaudited)

Financial results by quarter for the years ended December 31, 2008 and 2007 are as follows:

	Net Sales	Gross Profit (Loss)	Net Income (Loss)	Net Income (Loss) Per Share
2008:
4th Quarter(1)	$402,198	$(62,578)	$(693,544)	$(14.14)
3rd Quarter (2)	552,239	121,983	35,789	0.58
2nd Quarter (3)	545,197	156,224	(3,496)	(0.08)
1st Quarter (4)	471,142	95,995	(233,936)	(5.70)

2007:
4th Quarter (5)	$432,130	$59,923	$(113,415)	$(2.77)
3rd Quarter (6)	454,371	84,496	6,373	0.16
2nd Quarter (7)	464,005	108,392	(61,736)	(1.80)
1st Quarter	447,657	110,652	63,192	1.94

(1)
The fourth quarter of 2008 net loss includes a charge of $94,844 for goodwill impairment, a charge of $55,867 for lower-cost-or market inventory adjustments and a $515,090 charge for reserves on deferred income tax assets.

(2)	The third quarter of 2008 net income includes a charge of $50,440 net of tax, for loss on forward contracts.
(3)
The second quarter of 2008 net loss includes a charge of $129,943, net of tax, for loss on forward contracts and a benefit of $15,506 for tax benefits from principally foreign corporate tax rate reductions.

(4)	The first quarter of 2008 net loss includes a charge of $285,864, net of tax, for loss on forward contracts.
(5)	The fourth quarter of 2007 net loss includes a charge of $147,737, net of tax, for loss on forward contracts
(6)	The third quarter of 2007 net income includes a charge of $46,206 net of tax, for loss on forward contracts.
(7)	The second quarter of 2007 net loss includes a charge of $125,091, net of tax, for loss on forward contracts.

24.	Investment in unconsolidated 50% or less owned joint ventures

We have 50% interest in joint ventures with St. Ann Bauxite, Gramercy Alumina and Mincenco.  Mincenco is our joint venture with Minmetals Aluminum Company to explore the potential of developing a bauxite mine and associated 1.5 million metric ton alumina refining facility in Jamaica.  These investments are accounted for using the equity method and the investments are included in other assets in the consolidated balance sheet.

In April 2008, we entered into a joint venture agreement whereby we acquired a 40% stake in BHH, a carbon anode and cathode facility located in the Guangxi Zhuang Autonomous Region of south China.  Our investment in the joint venture is accounted for using the equity method of accounting with results of operations reported on a one-quarter lag.  Our Statement of Operations includes our equity in earnings of joint venture for BHH results of operations for the six months ended September 30, 2008.

The summarized financial information presented below represents 100% of the aggregate financial data for this group of joint ventures after elimination of intercompany balances and profits.  These amounts do not include elimination of the intercompany profits from Century and thus are not directly comparable to our equity earnings in joint ventures reported in our Consolidated Statement of Operations.  Amounts presented below include financial information for BHH as of and through September 30, 2008.  The aggregate summarized financial data for these investments is as follows:

	December 31,
	2008	2007
Current assets	$201,335	$143,227
Total assets	367,281	237,078
Current liabilities	102,029	76,034
Total liabilities	148,917	89,830

	Year Ended December 31,
	2008	2007	2006
Net sales	$595,366	$471,787	$457,300
Gross profit	52,674	59,187	51,848
Income from continuing operations	32,456	36,972	37,199

25.	Condensed Consolidating Financial Information

Our 7.5% Senior Notes due 2014 and 1.75% Convertible Senior Notes due 2024 are guaranteed by each of our material existing and future domestic subsidiaries, except for Nordural US LLC.  Each subsidiary guarantor is 100% owned by Century.  All guarantees are full and unconditional; and all guarantees are joint and several.  These notes are not guaranteed by our foreign subsidiaries (such subsidiaries and Nordural US LLC, collectively the “Non-Guarantor Subsidiaries”).  We allocate corporate expenses or income to our subsidiaries.  For the years ended December 31, 2008, 2007 and 2006 we allocated total corporate expenses of $12,380, $10,030 and $6,460 to our subsidiaries, respectively. Additionally, we charge interest on certain intercompany balances.

The following summarized condensed consolidating balance sheets as of December 31, 2008 and December 31, 2007, condensed consolidating statements of operations for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 and the condensed consolidating statements of cash flows for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 present separate results for Century, the guarantor subsidiaries, the non-guarantor subsidiaries, consolidating adjustments and total consolidated amounts.

This summarized condensed consolidating financial information may not necessarily be indicative of the results of operations or financial position had Century, the guarantor subsidiaries or the non-guarantor subsidiaries operated as independent entities.

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2008
	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Reclassifications and Eliminations	Consolidated
Assets:
Cash	$—	$71,545	$57,855	$—	$129,400
Restricted cash	865	—	—	—	865
Short-term investments	—	—	13,686	—	13,686
Accounts receivable — net	46,506	14,353	—	—	60,859
Due from affiliates	649,440	4,878	2,442,509	(3,057,765)	39,062
Inventories	87,673	50,438	—	—	138,111
Prepaid and other assets	2,205	18,479	79,177	—	99,861
Deferred taxes — current portion	32,290	—	—	—	32,290
Total current assets	818,979	159,693	2,593,227	(3,057,765)	514,134
Investment in subsidiaries	40,356	—	(891,412)	851,056	—
Property, plant and equipment — net	427,532	911,083	1,422	—	1,340,037
Intangible asset — net	32,527	—	—	—	32,527
Due from affiliates — less current portion	—	7,599	—	—	7,599
Other assets	62,168	50,649	16,929	11,315	141,061
Total assets	$1,381,562	$1,129,024	$1,720,166	$(2,195,394)	$2,035,358

Liabilities and shareholders’ equity:
Accounts payable, trade	$61,094	$40,913	$136	$—	$102,143
Due to affiliates	2,157,671	50,860	251,456	(2,389,030)	70,957
Accrued and other current liabilities	27,991	8,836	21,950	—	58,777
Accrued employee benefits costs — current portion	10,744	—	1,326	—	12,070
Convertible senior notes	—	—	152,700	—	152,700
Industrial revenue bonds	7,815	—	—	—	7,815
Total current liabilities	2,265,315	100,609	427,568	(2,389,030)	404,462
Senior unsecured notes payable	—	—	250,000	—	250,000
Revolving credit facility	—	—	25,000	—	25,000
Accrued pension benefit costs — less current portion	29,772	—	20,236	—	50,008
Accrued postretirement benefit costs — less current portion	216,895	—	2,644	—	219,539
Other liabilities/intercompany loan	29,434	647,812	13,638	(657,420)	33,464
Deferred taxes — less current portion	5,767	66,038	—	—	71,805
Total noncurrent liabilities	281,868	713,850	311,518	(657,420)	649,816
Shareholders’ equity:
Preferred stock	—	—	2	—	2
Common stock	60	12	491	(72)	491
Additional paid-in capital	297,292	144,371	2,272,128	(441,663)	2,272,128
Accumulated other comprehensive income (loss)	(147,979)	(5,837)	(137,208)	153,816	(137,208)
Retained earnings (accumulated deficit)	(1,314,994)	176,019	(1,154,333)	1,138,975	(1,154,333)
Total shareholders’ equity	(1,165,621)	314,565	981,080	851,056	981,080
Total liabilities and shareholders’ equity	$1,381,562	$1,129,024	$1,720,166	$(2,195,394)	$2,035,358

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2007
	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Reclassifications and Eliminations	Consolidated
Assets:
Cash	$—	$11,128	$49,834	$—	$60,962
Restricted cash	873	—	—	—	873
Short-term investments	—	—	280,169	—	280,169
Accounts receivable — net	80,999	12,452	—	—	93,451
Due from affiliates	30,515	7,977	1,020,688	(1,032,487)	26,693
Inventories	136,766	38,937	—	(602)	175,101
Prepaid and other assets	4,667	21,884	13,540	—	40,091
Deferred taxes — current portion	17,867	—	—	51,991	69,858
Total current assets	271,687	92,378	1,364,231	(981,098)	747,198
Investment in subsidiaries	41,499	—	97,182	(138,681)	—
Property, plant and equipment — net	421,416	837,496	1,128	—	1,260,040
Intangible asset — net	47,603	—	—	—	47,603
Goodwill	—	94,844	—	—	94,844
Deferred taxes — less current portion	—	—	565,214	(254,608)	310,606
Other assets	60,130	16,382	17,503	12,503	106,518
Total assets	$842,335	$1,041,100	$2,045,258	$(1,361,884)	$2,566,809

Liabilities and shareholders’ equity:
Accounts payable – trade	$50,601	$28,303	$578	$—	$79,482
Due to affiliates	501,271	93,431	73,731	(451,679)	216,754
Industrial revenue bonds	7,815	—	—	—	7,815
Accrued and other current liabilities	16,514	17,743	26,225	—	60,482
Accrued employee benefits costs — current portion	10,653	—	1,344	—	11,997
Deferred taxes –current portion	—	—	24,054	(24,054)	—
Convertible senior notes	—	—	145,108	—	145,108
Total current liabilities	586,854	139,477	271,040	(475,733)	521,638
Senior unsecured notes payable	—	—	250,000	—	250,000
Accrued pension benefit costs — less current portion	—	—	14,427	—	14,427
Accrued postretirement benefit costs — less current portion	183,479	—	1,374	—	184,853
Other liabilities/intercompany loan	26,419	571,368	15,100	(573,244)	39,643
Due to affiliates — less current portion	—	—	913,683	—	913,683
Deferred taxes — less current portion	230,381	6,776	—	(174,226)	62,931
Total noncurrent liabilities	440,279	578,144	1,194,584	(747,470)	1,465,537
Shareholders’ equity:
Common stock	60	12	410	(72)	410
Additional paid-in capital	292,434	136,797	889,901	(429,231)	889,901
Accumulated other comprehensive income (loss)	(52,674)	5,524	(51,531)	47,150	(51,531)
Retained earnings (accumulated deficit)	(424,618)	181,146	(259,146)	243,472	(259,146)
Total shareholders’ equity	(184,798)	323,479	579,634	(138,681)	579,634
Total liabilities and shareholders’ equity	$842,335	$1,041,100	$2,045,258	$(1,361,884)	$2,566,809

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2008
	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Reclassifications and Eliminations	Consolidated
Net sales:
Third-party customers	$1,127,084	$347,731	$—	$—	$1,474,815
Related parties	307,932	188,029	—	—	495,961
	1,435,016	535,760	—	—	1,970,776
Cost of goods sold	1,284,861	373,706	—	585	1,659,152
Gross profit	150,155	162,054	—	(585)	311,624
Selling, general and administrative expenses	44,806	3,417	—	—	48,223
Goodwill impairment	—	94,844	—	—	94,844
Operating income (loss)	105,349	63,793	—	(585)	168,557
Interest expense – third party	(31,830)	—	—	—	(31,830)
Interest expense – affiliates	54,755	(55,900)	—	—	(1,145)
Interest income	5,340	2,141	—	—	7,481
Interest income – affiliates	—	318	—	—	318
Net loss on forward contracts	(728,698)	(15,750)	—	—	(744,448)
Other expense - net	(4,394)	2,216	—	—	(2,178)
Income (loss) before taxes and equity in earnings (loss) of subsidiaries and joint ventures	(599,478)	(3,182)	—	(585)	(603,245)
Income tax benefit (expense)	(315,973)	6,882	—	243	(308,848)
Income (loss) before equity in earnings (loss) of subsidiaries and joint ventures	(915,451)	3,700	—	(342)	(912,093)
Equity in earnings (loss) of subsidiaries and joint ventures	12,976	5,054	(895,187)	894,063	16,906
Net income (loss)	$(902,475)	$8,754	$(895,187)	$893,721	$(895,187)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007

	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Reclassifications and Eliminations	Consolidated
Net sales:
Third-party customers	$1,101,311	$348,439	$—	$—	$1,449,750
Related parties	223,818	124,595	—	—	348,413
	1,325,129	473,034	—	—	1,798,163
Cost of goods sold	1,115,673	321,477	—	(2,450)	1,434,700
Gross profit	209,456	151,557	—	2,450	363,463
Selling, general and administrative expenses	45,250	14,670	—	—	59,920
Operating income	164,206	136,887	—	2,450	303,543
Interest expense – third party	(31,141)	(8,570)	—	—	(39,711)
Interest expense – affiliates	42,435	(42,435)	—	—	—
Interest income	9,136	1,654	—	—	10,790
Net loss on forward contracts	(508,875)	—	—	—	(508,875)
Loss on early extinguishment of debt	—	(2,461)	—	—	(2,461)
Other income (expense) - net	(176)	(665)	—	—	(841)
Income (loss) before taxes and equity in earnings (loss) of subsidiaries and joint ventures	(324,415)	84,410	—	2,450	(237,555)
Income tax (expense) benefit	108,543	8,715	—	(934)	116,324
Net income (loss) before equity in earnings (loss) of subsidiaries and joint ventures	(215,872)	93,125	—	1,516	(121,231)
Equity in earnings (loss) of subsidiaries and joint ventures	25,197	2,747	(105,586)	93,287	15,645
Net income (loss)	$(190,675)	$95,872	$(105,586)	$94,803	$(105,586)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006

	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Reclassifications and Eliminations	Consolidated
Net sales:
Third-party customers	$1,071,670	$227,365	$—	$—	$1,299,035
Related parties	180,478	79,053	—	—	259,531
	1,252,148	306,418	—	—	1,558,566
Cost of goods sold	1,000,879	213,469	—	(4,304)	1,210,044
Gross profit	251,269	92,949	—	4,304	348,522
Selling, general and administrative expenses	38,567	796	—	—	39,363
Operating income	212,702	92,153	—	4,304	309,159
Interest expense – third party	(30,958)	(12,370)	—	—	(43,328)
Interest expense – affiliates	30,699	(30,699)	—	—	—
Interest income	1,254	451	—	—	1,705
Net loss on forward contracts	(389,839)	—	—	—	(389,839)
Other income (expense) - net	7,132	(234)	—	—	6,898
Income (loss) before taxes and equity in earnings (loss) of subsidiaries and joint ventures	(169,010)	49,301	—	4,304	(115,405)
Income tax (expense) benefit	58,602	(2,707)	—	(1,549)	54,346
Net income (loss) before equity in earnings (loss) of subsidiaries and joint ventures	(110,408)	46,594	—	2,755	(61,059)
Equity in earnings (loss) of subsidiaries and joint ventures	17,383	5,366	(44,976)	38,310	16,083
Net income (loss)	$(93,025)	$51,960	$(44,976)	$41,065	$(44,976)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2008
	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Consolidated
Net cash provided by operating activities	$(712,325)	$46,887	$—	$(665,438)
Investing activities:
Purchase of property, plant and equipment	(34,715)	(9,005)	(816)	(44,536)
Nordural expansion	—	(80,314)	—	(80,314)
Investments in and advances to joint ventures	—	—	(36,974)	(36,974)
Payments received on advances to joint ventures	225		1,529	1,754
Proceeds from sale of property	286	45	—	331
Restricted cash deposits	8	—	—	8
Net cash used in investing activities	(34,196)	(89,274)	(36,261)	(159,731)
Financing activities:
Repayment of long-term debt – related party	—	—	(505,198)	(505,198)
Borrowing on revolving credit facility	—	—	35,000	35,000
Repayments on revolving credit facility	—	—	(10,000)	(10,000)
Excess tax benefits from share-based compensation	—	—	657	657
Intercompany transactions	746,521	102,804	(849,325)	—
Issuance of preferred stock	—	—	929,480	929,480
Issuance of common stock	—	—	443,668	443,668
Net cash provided by (used in) financing activities	746,521	102,804	44,282	893,607
Net change in cash	—	60,417	8,021	68,438
Cash, beginning of the period	—	11,128	49,834	60,962
Cash, end of the period	$—	$71,545	$57,855	$129,400

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2007
	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Consolidated
Net cash (used in) provided by operating activities	$(136,445)	$130,690	$—	$(5,755)
Investing activities:
Purchase of property, plant and equipment	(18,773)	(5,283)	(184)	(24,240)
Nordural expansion	—	(88,764)	—	(88,764)
Proceeds from sale of property, plant and equipment	3	692	—	695
Restricted and other cash deposits	3,738	—	—	3,738
Net cash used in investing activities	(15,032)	(93,355)	(184)	(108,571)
Financing activities:
Borrowings of long-term debt	—	30,000	—	30,000
Repayment of long-term debt	—	(369,436)	—	(369,436)
Excess tax benefits from share-based compensation	—	—	588	588
Intercompany transactions	151,477	301,363	(452,840)	—
Issuance of common stock	—	—	417,771	417,771
Net cash provided by (used in) financing activities	151,477	(38,073)	(34,481)	78,923
Net change in cash	—	(738)	(34,665)	(35,403)
Cash, beginning of the year	—	11,866	84,499	96,365
Cash, end of year	$—	$11,128	$49,834	$60,962

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2006
	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	The Company	Consolidated
Net cash provided by operating activities	$146,868	$38,485	$—	$185,353
Investing activities:
Purchase of property, plant and equipment	(15,599)	(7,294)	(709)	(23,602)
Nordural expansion	—	(193,511)	—	(193,511)
Proceeds from sale of property, plant and equipment	7,620	139	—	7,759
Restricted and other cash deposits	(2,583)	—	—	(2,583)
Net cash used in investing activities	(10,562)	(200,666)	(709)	(211,937)
Financing activities:
Borrowings of long-term debt	—	109,000	—	109,000
Repayment of long-term debt	—	(581)	—	(581)
Repayment of revolving credit facility	—	—	(8,069)	(8,069)
Excess tax benefits from share-based compensation	—	—	1,394	1,394
Intercompany transactions	(136,306)	46,623	89,683	—
Issuance of common stock	—	—	3,453	3,453
Net cash provided by (used in) financing activities	(136,306)	155,042	86,461	105,197
Net change in cash and cash equivalents	—	(7,139)	85,752	78,613
Cash and cash equivalents, beginning of the year	—	19,005	(1,253)	17,752
Cash and cash equivalents, end of year	$—	$11,866	$84,499	$96,365

26.	Subsequent Events

Ravenswood Curtailment

On February 4, 2009, we announced the curtailment of the remaining plant operations at its Ravenswood, WV aluminum smelter by February 20, 2009.  Layoffs for the majority of Ravenswood's employees were completed February 20, 2009.  This announcement followed a Federal Worker Adjustment and Retraining Notification Act ("WARN") on December 17, 2008 wherein we informed the employees of the possibility of curtailment of the entire plant at the end of a 60 day period.  The decision to curtail the operations was due to the high operating cost at the Ravenswood aluminum smelter in relation to our other facilities and the continued decline in aluminum sales prices from December 17, 2008 through February 2009.

We expect to record approximately $25,000 to $28,000 in net charges related to the curtailment of Ravenswood's operations in February 2009 (the "Curtailment").   Included in the charge is approximately $26,000 to $28,000 for employee severance costs (including pension plan curtailments); $7,000 to $8,000 in contract termination and other costs associated with the Curtailment; and a gain of approximately $8,000 related to other postemployment benefits plan curtailments.  We are currently evaluating the effect of the Ravenswood operations on the net carrying value of property, plant and equipment which was $80,365 at December 31, 2008.

As a result of the curtailment of Ravenswood, we expect to incur cash losses of approximately $15,000 to $20,000 in 2009 to sell excess alumina that will be received under our alumina supply agreement that expires December 31, 2009.  This estimate is based on current LME prices for primary aluminum which our alumina contracts prices are based on, current reported spot prices received for sale of alumina and the expectation that a portion of this material will be available to be used in our other smelting operations.

We estimate that future cash expenditures related to the curtailment will be approximately $32,000 over the next 24 months.  In addition, we expect to incur cash losses of $15,000 to $20,000 in connection with the sale of excess alumina, discussed above.  We estimate that ongoing activities at Ravenswood following the curtailment will result in future cash expenditures over the next 24 months of $20,000 to $25,000.

Equity Offering

In February 2009, we completed a public equity offering of 24,500,000 shares of common stock at a price of $4.50 per share, raising $110,250 before offering costs.  The offering costs were approximately $6,240, representing underwriting discounts and commissions and offering expenses.

Glencore purchased 13,242,250 shares in the January 2009 offering.  We have agreed with Glencore to amend the terms of our Standstill and Governance Agreement to increase the percentage of our voting securities that Glencore may acquire prior to April 7, 2009 and to allow Glencore to exercise voting rights with respect to the shares of common stock it purchases in this offering.  As of February 20, 2009, we believe that Glencore beneficially owned, through common stock and preferred stock ownership, approximately 38.1% of our issued and outstanding common stock and an overall 48.9% economic ownership of Century.

We intend to use the net proceeds from the sale of our common stock for general corporate purposes, including repayment of debt.

Revolving Credit Facility

We repaid the $25,000 outstanding borrowings on our revolving credit facility in February 2009.